UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Kraft Foods Inc.

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IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
March 31, 2011

Dear Fellow Shareholder:

I am pleased to invite you to our 2011 Annual Meeting of Shareholders. We will hold the Annual Meeting at 9:00 a.m. CDT on Tuesday, May 24, 2011, at the North Shore Center for the Performing Arts in Skokie, Illinois. The Center will open to shareholders at 8:00 a.m. CDT.

We have prepared the following materials for the meeting:

•	a Notice of Annual Meeting of Shareholders;

•	a Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	our letter to shareholders highlighting our 2010 financial and business performance.

On March 31, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the materials, unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how you may request a paper copy of the materials. If you receive a paper copy of the materials, it will include a proxy card.

Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly. You may vote via the Internet or by calling a toll-free number. If you receive the proxy card or voting instruction form by mail, you may also vote by signing, dating and mailing your properly executed proxy card or voting instruction form. The Proxy Statement and the proxy card or voting instruction form include detailed voting instructions. You may also vote in person at the Annual Meeting.

Please register in advance if you would like to attend the Annual Meeting. The Proxy Statement contains the pre-registration instructions.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

Kraft Foods Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://materials.proxyvote.com/50075N.

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on Tuesday, May 24, 2011.

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	To elect the 11 directors named in the Proxy Statement;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency of an executive compensation vote;

(4)	To approve the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors;

(5)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011; and

(6)	To transact other business properly presented at the meeting.

BOARD RECOMMENDATION:	The Board recommends that shareholders vote for Items 1, 2, 4 and 5. With regards to Item 3, the Board recommends that shareholders vote for a frequency of every “one year.”

WHO MAY VOTE:	Shareholders of record at the close of business on March 16, 2011.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about March 31, 2011. For shareholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2010, our letter to shareholders and the proxy card on or about March 31, 2011.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Meeting, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2010 and our letter to shareholders are available at http://materials.proxyvote.com/50075N.

Carol J. Ward

Vice President and Corporate Secretary

March 31, 2011

i

ii

ITEM 1. ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Governance Committee of our Board of Directors is responsible for identifying, evaluating and recommending to the Board nominees for election at the 2011 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Nominating and Governance Committee relies on nominee suggestions from the directors, shareholders, management and others. From time to time, the Nominating and Governance Committee retains executive search and board advisory firms to assist in identifying and evaluating potential nominees. During 2010 and early 2011, the Nominating and Governance Committee retained Heidrick & Struggles to assist in the search and recruitment of directors, resulting in the Board’s nomination of Peter B. Henry as a director nominee at the Annual Meeting.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, shareholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Nominating and Governance Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in a global business environment, understanding of our global businesses and markets, professional expertise and education. The Nominating and Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Foods’ responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policies.

When determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Nominating and Governance Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an independent director who has reached the age of 75. However, if the Board determines that the director’s nomination for re-election is in our shareholders’ best interests, the Nominating and Governance Committee may recommend, and the Board may approve, the director’s nomination for re-election for up to two annual terms following his or her 75th birthday. Additionally, an employee director must resign from the Board upon ceasing to be a Kraft Foods’ officer.

Diversity

The Guidelines provide that the Nominating and Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Nominating and Governance Committee recognizes diversity’s significant benefit to the Board and Kraft Foods, as varying viewpoints contribute to a more informed and effective decision-making process. The Nominating and Governance Committee seeks broad experience in relevant industries, professions and areas important to our operations, including global business, manufacturing, marketing, science, finance and accounting, academia, law and government. The Nominating and Governance Committee also recognizes the importance of having directors with significant international experiences and backgrounds given our global, multicultural business.

As shown below, our director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have a diversity of viewpoints and enable it to ably represent our business, shareholders, employees, business partners and consumers:

•	9 director nominees are current or former presidents or chief executive officers of large enterprises;

•	8 director nominees currently hold or held key positions at global consumer products companies, including food and beverage companies;

•	3 director nominees have significant financial and accounting backgrounds;

•	3 director nominees are current or former professors at leading institutions;

•	1 director nominee has a strong background in science and medicine;

•	3 director nominees are women, including the Chairman;

•	3 director nominees are working or have worked outside the United States;

•	1 director nominee is African-American;

•	1 director nominee is Asian-American; and

•	the age range for the director nominees is 41 – 72.

Individual Skills and Experience

When evaluating potential director nominees, the Nominating and Governance Committee considers each individual’s professional expertise and educational background in addition to the general qualifications. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole. The Nominating and Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our shareholders’ interests. To help the Nominating and Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Nominating and Governance Committee conducts both Board and individual director evaluations that assess the experience, skills, qualifications and contributions of each individual and of the group as a whole. These annual reviews promote a diversity of views, backgrounds and experiences that enhance the Board’s success at achieving these goals.

The Nominating and Governance Committee regularly communicates with the Board to identify backgrounds, qualifications, professional experience and areas of expertise that impact our business that are particularly desirable for our directors to possess to help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

•

significant operating experience as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•

leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	substantial global business experience, which is particularly important given our global presence;

•

accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•

product development and marketing experience in complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance;

•

public company board and corporate governance experience at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests; and

•	academic and research experience, which enhances the diversity of views and backgrounds represented by our directors.

The following table highlights each director nominee’s specific skills, knowledge and experiences that the Nominating and Governance Committee relied upon when determining whether to nominate the individual for election. A particular nominee may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Global Business	Accounting and Financial	Product Development and Marketing	Public Company Board/ Corporate Governance	Academic and Research
Ajaypal S. Banga	Ö	Ö	Ö	Ö		Ö	Ö
Myra M. Hart	Ö	Ö	Ö			Ö	Ö	Ö
Peter B. Henry			Ö	Ö	Ö			Ö
Lois D. Juliber	Ö	Ö	Ö	Ö		Ö	Ö
Mark D. Ketchum	Ö	Ö	Ö	Ö		Ö	Ö
Richard A. Lerner			Ö				Ö	Ö
Mackey J. McDonald	Ö	Ö	Ö	Ö			Ö
John C. Pope		Ö	Ö	Ö	Ö	Ö	Ö
Fredric G. Reynolds	Ö	Ö	Ö	Ö	Ö		Ö
Irene B. Rosenfeld	Ö	Ö	Ö	Ö		Ö	Ö
Jean-François M.L. van Boxmeer	Ö	Ö	Ö	Ö		Ö

The Board believes that all the director nominees for election at the Annual Meeting are highly qualified. As the table shows, the director nominees have significant leadership and professional experiences, knowledge and skills that qualify them for service on our Board, and as a group represent diverse views, experiences and backgrounds. Additionally, each nominee other than the Chairman satisfies independence requirements, and all director nominees satisfy the criteria set forth in our Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography below contains additional information regarding his or her experiences, qualifications and skills.

Director Nominees

Our Board currently has 12 directors. All Board members are subject to annual election. Shareholders elected all of the current directors at the 2010 Annual Meeting. Deborah C. Wright has declined to stand for re-election due to other commitments. Frank G. Zarb has declined to stand for re-election as he is 76 years old, which is over the retirement age under our Guidelines, as discussed above. Our other ten current directors have consented to their nominations and are standing for re-election. Additionally, the executive search firm Heidrick & Struggles identified Peter B. Henry to the Nominating and Governance Committee. In March 2011, the Nominating and Governance Committee

recommended, and the Board approved, Dr. Henry as a director nominee at the Annual Meeting. Dr. Henry has consented to his nomination for election to the Board. The Board also reduced the number of directors on our Board from 12 to 11 members coincident with the Annual Meeting.

The Nominating and Governance Committee recommended to the Board, and the Board approved, the nomination of the 11 director nominees listed below, each for a term ending at the 2012 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified.

If the proxy card is properly executed and timely received, the persons named in the proxy card intend to vote the shares represented by the proxy card FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed in the proxy card. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named in the proxy card intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

None of the director nominees is related to another nominee or to any executive officer of Kraft Foods by blood, marriage or adoption.

The following table presents information regarding each director nominee as of March 31, 2011, including information about each nominee’s professional experience, educational background and qualifications that led the Board to nominate him or her for election. The following also includes information about all public company directorships each nominee currently holds and held during the past five years.

Ajaypal S. Banga President and Chief Executive Officer, MasterCard Worldwide Director since January 2007 Committees: • Chair, Human Resources and Compensation • Finance Age: 51

Professional Experience:

Mr. Banga has been President and Chief Executive Officer of MasterCard Worldwide, a global payments solutions company, since July 2010, and a member of its board of directors since April 2010. He served as MasterCard’s President and Chief Operating Officer from August 2009 to June 2010. Prior to that, Mr. Banga spent 13 years at Citigroup Inc., a global financial services company. He most recently served as Chief Executive Officer of Citigroup’s Asia Pacific region from March 2008 until July 2009. Mr. Banga also served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group–International, Executive Vice President of Citigroup’s Global Consumer Group and President of Citigroup’s Retail Banking North America. Prior to joining Citigroup, Mr. Banga spent 13 years at Nestlé S.A. and two years at PepsiCo Restaurants in a variety of sales, marketing and general management positions.

Education:

Mr. Banga received a Bachelor’s Degree in Economics from Delhi University and is an alumnus of the Indian Institute of Management in Ahmedabad, India.

Public Company Boards:

Mr. Banga is a director of MasterCard Incorporated.

Director Qualifications:

•   Leadership and Operating experience – current President and Chief Executive Officer of a global services company and former Chief Executive Officer of a major business segment of another global services company

•   Industry Knowledge and Marketing and Global Business experience – held a variety of key roles at global food and beverage companies during a 15-year period

•   Public Company Board and Corporate Governance experience – current director of another global public company

Myra M. Hart Professor, Harvard Business School (Retired) Director since December 2007 Committees: • Chair, Nominating and Governance • Audit Age: 70

Professional Experience:

Dr. Hart joined the faculty of the Harvard Business School in 1995 as a professor of management practice and retired to its senior faculty in 2008. From 1985 until 1990, Dr. Hart was a member of the team that founded Staples, Inc., an office supply retail store chain, leading operations, strategic planning and growth implementation in new and existing markets. She was Director of Marketing for Star Market, a division of SUPERVALU Inc., a U.S. grocery company, from 1983 to 1985.

Education:

Dr. Hart received a Bachelor’s Degree from Cornell University and a Master of Business Administration and a Doctor of Business Administration from Harvard University.

Public Company Boards:

Dr. Hart is a director of Office Depot Inc. Dr. Hart was formerly a director of Royal Ahold N.V. and Summer Infant, Inc.

Director Qualifications:

•    Leadership and Operating experience – founding officer of a global office products company

•    Industry Knowledge and Marketing experience – former Director of Marketing of a division of a large U.S. grocery company and former Director of a global supermarket company

•    Public Company Board and Corporate Governance experience – current and former director of several public companies

•    Academic experience – retired professor of management practice at a leading business school

Peter B. Henry Dean, Leonard N. Stern School of Business, New York University Director Nominee Age: 41

Professional Experience:

Dr. Henry has been Dean of the Leonard N. Stern School of Business at New York University since January 2010. Prior to that, Dr. Henry was on the faculty at Stanford University since 1997, where he held various positions, including Konosuke Matsushita Professor of International Economics, John and Cynthia Fry Gunn Faculty Scholar and Associate Director of the Stanford Center for Global Business and the Economy from 2008 to 2009, Professor of Economics from 2007 to 2008 and Tenured Associate Professor of Economics from 2005 to 2007.

Education:

Dr. Henry received a Bachelor’s Degree in Economics from the University of North Carolina at Chapel Hill; a Bachelor’s Degree in Mathematics from Oxford University; and a Doctor of Philosophy in Economics from Massachusetts Institute of Technology.

Director Qualifications:

•    Leadership and Global Business experience and Financial expertise – current Dean and professor of economics and associate director of a global business center; served in governmental advisory roles, including leadership of President Obama’s Transition Team’s review of international lending agencies and an economic advisor to governments in developing markets

•    Academic and Research experience – Dean and professor of economics at leading business schools and member of economic research and foreign relations organizations

Lois D. Juliber

Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company

Director since November 2007

Committees:

•   Human Resources and Compensation

•   Nominating and Governance

Age: 62

Professional Experience:

Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President–North America and Europe from 1997 until March 2000 and President of Colgate North America from 1994 to 1997. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at our predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Education:

Ms. Juliber received a Bachelor’s Degree from Wellesley College and a Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E.I. du Pont De Nemours and Company and Goldman Sachs Group, Inc.

Director Qualifications:

•   Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company

•   Industry Knowledge and Marketing and Global Business experience – 32 years working in the global consumer products industry

•   Public Company Board and Corporate Governance experience – current director of two global public companies

Mark D. Ketchum

President and Chief Executive Officer, Newell Rubbermaid Inc.

Director since April 2007

Lead Director since January 2009

Committees:

•   Human Resources and Compensation

•   Nominating and Governance

Age: 61

Professional Experience:

Mr. Ketchum has been President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since October 2005 and a member of its board of directors since November 2004. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined The Procter & Gamble Company in 1971, where he served in a variety of roles, including Vice President and General Manager–Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Mr. Ketchum has announced his intention to retire as President and Chief Executive Officer of Newell Rubbermaid later this year, but he will remain on its board of directors.

Education:

Mr. Ketchum received a Bachelor’s Degree in Industrial Engineering and Operations Research from Cornell University.

Public Company Boards:

Mr. Ketchum is a director of Newell Rubbermaid Inc. He was formerly a director of Hillenbrand Industries, Inc.

Director Qualifications:

•   Leadership and Operating experience – current President and Chief Executive Officer of a global products company and former President of a division of a global consumer products company

•   Industry Knowledge and Product Development, Marketing and Global Business experience – held key roles at global consumer products companies for four decades

•   Public Company Board and Corporate Governance experience – current and former director of global public companies

Richard A. Lerner, M.D. President, The Scripps Research Institute Director since January 2005 Committees: • Nominating and Governance • Public Affairs Age: 72

Professional Experience:

Dr. Lerner has been President and a member of the Board of Trustees of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986.

Education:

Dr. Lerner received a Bachelor’s Degree from Northwestern University and a Doctor of Medicine Degree from Stanford Medical School. He interned at Palo Alto Stanford Hospital and received postdoctoral training at Scripps Clinic and Research Foundation in experimental pathology.

Public Company Boards:

Dr. Lerner is a director of Opko Health, Inc. and Sequenom, Inc.

Director Qualifications:

•   Leadership experience – current President of biomedical research foundation

•   Public Company Board and Corporate Governance experience – current director of two leading life science-related public companies

•   Academic and Research experience – credited with over 60 patents and 400 published scientific papers

Mackey J. McDonald Senior Advisor, Crestview Partners Director since January 2010 Committees: • Audit • Public Affairs Age: 64

Professional Experience:

Mr. McDonald has served as a senior advisor to Crestview Partners, a private equity firm, since 2008. He served as Chairman of VF Corporation, an apparel manufacturer, from 1998 and as a director from 1993 until he retired in August 2008. He also served as Chief Executive Officer of VF Corporation from 1996 to January 2008 and as President from 1993 to March 1996.

Education:

Mr. McDonald received a Bachelor’s Degree in English from Davidson College and a Master of Business Administration from Georgia State University.

Public Company Boards:

Mr. McDonald is a director of Hyatt Hotels Corporation and Wells Fargo & Company. Mr. McDonald was formerly a director of The Hershey Company, Tyco International, Ltd. and Wachovia Corporation.

Director Qualifications:

•   Leadership, Operating and Global Business experience – former President and Chief Executive Officer of a global consumer products company

•   Industry Knowledge and Public Company Board and Corporate Governance experience – current and former director of several global public companies, including companies in the food and consumer products industries

John C. Pope Chairman, PFI Group, LLC Director since July 2001 Committees: • Chair, Finance • Human Resources and Compensation Age: 62

Professional Experience:

Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance.

Education:

Mr. Pope received a Bachelor’s Degree in Engineering and Applied Science from Yale University and a Master of Business Administration from Harvard University.

Public Company Boards:

Mr. Pope is a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., R.R. Donnelley and Sons Co. and Waste Management, Inc., where he is also non-executive Chairman of the Board. Mr. Pope was formerly a director of Federal-Mogul Corporation and MotivePower Industries, Inc.

Director Qualifications:

•    Leadership, Operating, Marketing and Global Business experience – held key leadership roles, including President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance of a global company

•    Accounting and Financial expertise – Chairman of a financial management firm and former Chief Financial Officer and Executive Vice President, Marketing and Finance of a global company

•    Public Company Board and Corporate Governance experience – current and former director and audit committee member of several public companies

Fredric G. Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Committees: • Chair, Audit • Finance Age: 60

Professional Experience:

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities with PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Education:

Mr. Reynolds received a Bachelor’s Degree in Business Administration in Finance from the University of Miami and is a certified public accountant.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc.

Director Qualifications:

•   Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and a global food and beverage company

•   Industry Knowledge – 12 years in various positions, including key roles, at a global food and beverage company

•   Accounting and Financial expertise – former Chief Financial Officer of a mass media company and certified public accountant

•   Public Company Board and Corporate Governance experience – current director of another global public company

Irene B. Rosenfeld Chairman and Chief Executive Officer, Kraft Foods Inc. Director since June 2006 Age: 57

Professional Experience:

Ms. Rosenfeld was appointed Chief Executive Officer and a member of the Board of Kraft Foods in June 2006 and Chairman of the Board in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previously, Ms. Rosenfeld was employed continuously by Kraft Foods and its predecessor, General Foods Corporation, in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor’s Degree in Psychology, a Master of Science in Business Administration and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Public Company Boards:

Ms. Rosenfeld was formerly a director of AutoNation Inc.

Director Qualifications:

•   Leadership and Operating experience – current Chairman and Chief Executive Officer of Kraft Foods and former Chairman and Chief Executive Officer of a major business unit of another global food and beverage company

•   Industry Knowledge and Product Development, Marketing and Global Business experience – long-time service in various positions, including key roles, at Kraft Foods and another global food and beverage company

•   Public Company Board and Corporate Governance experience – former director of another public company

Jean-François M. L. van Boxmeer

Chairman of the Executive Board and Chief Executive Officer of Heineken N.V.

Director since January 2010

Committees:

•   Human Resources and Compensation

•   Public Affairs

Age: 49

Professional Experience:

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, since 1984, including General Manager of Heineken Italia from 2000 to 2001.

Education:

Mr. van Boxmeer received a Master Degree in Economics at Facultè Universitaires Notre Dame de la Paix S.J.

Director Qualifications:

•   Leadership and Operating experience – Chairman and Chief Executive Officer of a global brewing company

•   Industry Knowledge and Product Development, Marketing and Global Business experience – over two decades in various positions, including key roles, at a global brewing company

The Board recommends a vote FOR the election of each of these nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained shareholder value. The Board adopted the written Guidelines that articulate our corporate governance philosophy, practices and policies, which it believes will help us achieve this goal.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have a Code of Business Conduct and Ethics for Non-Employee Directors (the “Ethics Code”). It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct.

We also have a Code of Conduct that applies to all of our employees. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. We strive to speak truthfully, to honor our commitments and to treat people fairly. We believe we must earn and keep the trust of our consumers, business partners, employees and shareholders and those who live in the communities where we do business. Our employees’ ongoing compliance with the Code of Conduct will enhance not only our culture of honesty and integrity, but also our financial performance and shareholder value.

We will disclose on our Web site at www.kraftfoodscompany.com/investor/corporate-governance any amendments to our Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

Shareholders and others can access our corporate governance materials, including our:

•	Articles of Incorporation,

•	By-Laws,

•	Guidelines,

•	Board committee charters, and

•	Ethics Code

on our Web site at www.kraftfoodscompany.com/investor/corporate-governance. Additionally, shareholders and others can access our Code of Conduct on our Web site at www.kraftfoodscompany.com/responsibility/compliance-integrity.

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Board Leadership Structure

Our current Board leadership structure consists of:

•	a combined Chairman and Chief Executive Officer,

•	a Lead Director,

•	qualified independent directors,

•	independent Board committees, and

•	governance practices that promote independent leadership and oversight.

The Guidelines provide that the Chief Executive Officer should also serve as Chairman. The Board believes that having one individual serve as both Chief Executive Officer and Chairman benefits Kraft Foods and our shareholders by allowing one person to speak on behalf of the company to our shareholders, employees, business partners and consumers. The Chief Executive Officer is generally in the best position to inform our independent directors about our global operations and issues important to Kraft Foods. Combining these roles also allows timely communication between management and the Board on critical business matters given the complexity and global reach of our business and ensures alignment of our business and strategic plans.

However, the Board periodically evaluates our leadership structure and determines whether combining these roles is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Ms. Rosenfeld has served as our Chief Executive Officer and a director since June 2006. In 2007, the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of Kraft Foods, the food industry and the competitive environment, her leadership experience and her dedication to working closely with other members of the Board. Based on current circumstances, the Board believes that continuing this leadership structure best meets our needs, as it has provided an effective balance of strong leadership and independent oversight during the last several years. Continuing this structure will provide Kraft Foods with consistent leadership, allowing the Board to focus on achieving our long-term business goals while navigating through challenging economic times and the ongoing Cadbury integration. Ms. Rosenfeld’s first-hand knowledge of operations and strategic plans as Chief Executive Officer facilitates the Board’s decision-making process because she chairs the Board meetings where the Board discusses strategic and business matters. Additionally, Ms. Rosenfeld’s operational experience adds valuable perspective to the Board’s risk oversight responsibilities.

Because the Board believes that independent Board leadership is important, it established the role of Lead Director for times when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of our shareholders.

Under the Guidelines, the Lead Director, in consultation with the other independent directors, is responsible for:

•	advising the Chairman as to an appropriate schedule of Board meetings;

•	reviewing and providing the Chairman with input regarding the agendas and materials for the Board meetings;

•

presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors at regularly scheduled Board meetings, and, as appropriate, apprising the Chairman of the topics considered;

•	being available for consultation and direct communication with our shareholders;

•	calling meetings of the independent directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time delegate.

Our current Lead Director is Mark D. Ketchum, whom the Board appointed to that position in 2009. The Board believes that Mr. Ketchum is an effective Lead Director due to his independence, his leadership and operating experience from serving as president and chief executive officer of a global consumer products company and his corporate governance experience acquired while serving on public company boards.

We have adopted multiple other practices that ensure full involvement by independent directors in the decision-making process to further enhance the Board’s independent leadership and oversight:

•	Independent Directors. The Guidelines provide that the Chairman and Chief Executive Officer generally should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Foods, including matters concerning management.

•	Special Meetings. Our By-Laws allow the Lead Director, in addition to the Chairman, to call special meetings of the Board.

•

Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Nominating and Governance Committee annually reviews the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate her for re-election.

•

Board Determination of Leadership Structure. The Board retains flexibility to change our leadership structure if it believes doing so would provide more effective independent oversight and is in Kraft Foods’ and our shareholders’ best interests.

The Board believes that the current leadership structure contributes to the Board’s efficiency and effectiveness by having the person primarily responsible for our day-to-day operations also serve as Chairman of the Board. Our governance practices and director nomination process ensure that skilled and experienced independent directors continue to provide independent leadership to the Board while fulfilling their responsibilities. As a result, through this leadership structure, the Board effectively carries out its monitoring and oversight roles by acting as a unified whole, exhibiting strong leadership and independent oversight and making informed, independent decisions on behalf of our shareholders.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. Our Board delegates primary responsibility for overseeing risk assessment and management to the Audit Committee, although the Board retains ultimate responsibility for risk oversight. Pursuant to New York Stock Exchange (“NYSE”) listing standards, the Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk. In addition, as required in its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) approach. Our ERM approach is an ongoing process effected at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. The ERM approach facilitates open communication between management and the Board to ensure that the Board and committees understand our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews the ERM approach, as well as the results of the assessment, to determine whether the process is functioning effectively.

The Audit Committee then annually allocates responsibility to the Board or a specific committee that is in the best position to review and assess both the key risk exposures and management’s response to those exposures. Management periodically provides reports to the Board and relevant committees, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. Committees then report key risk discussions to the Board following committee meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to the ERM approach, throughout the year, the Board and each committee review and assess risks related to our business and operations as follows:

Board	Audit	Nominating and Governance	Human Resources and Compensation*	Finance	Public Affairs
Strategy Operations Food safety (including supply chain and food defense) Competition (including private label and customer concentration)	Financial statements Financial reporting process Accounting matters Legal, compliance and regulatory matters Operations	Governance programs Board organization, membership and structure Related person transactions	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices	Financial risk management (including foreign exchange, commodities and interest rate exposure) Capital structure Financial strategies and transactions	Social accountability Public policy Kraft Foods’ public image and reputation

*	For a discussion about risk oversight relating to our compensation programs, see “Human Resources and Compensation Committee Matters – Analysis of Risk in the Compensation Architecture” below.

The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the economic environment. Additionally, the Board devotes several days each year to a highly focused review of our strategic plans, which includes discussion of strategic and operational risks.

The Board believes our current leadership structure enhances its oversight of risk management because our Chief Executive Officer, who is ultimately responsible for our risk management process, is in the best position to discuss with the Board these key risks and management’s response to them by also serving as Chairman.

Director Independence

The Guidelines require that at least 75% of the directors on our Board meet the NYSE listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Foods. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Kraft Foods or our independent registered public accountants. These categorical standards are listed in the Guidelines, which are available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

The Board determined that, under our categorical standards and the NYSE listing standards, the following director nominees are independent: Ajaypal S. Banga, Myra M. Hart, Peter B. Henry, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., Mackey J. McDonald, John C. Pope, Fredric G. Reynolds and Jean-François M.L. van Boxmeer. Additionally, Deborah C. Wright and Frank G. Zarb, who are not standing for re-election as directors, are independent. Irene B. Rosenfeld is not independent because she is an executive officer of Kraft Foods.

Certain Relationships and Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. In accordance with this policy, the Nominating and Governance Committee reviews Kraft Foods’ transactions in which the amount involved exceeds $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, shareholders beneficially owning more than 5% of our outstanding common stock and their immediate family members. The Nominating and Governance Committee approves or ratifies only those transactions that are fair and reasonable to Kraft Foods and in our and our shareholders’ best interests. The chair of the Nominating and Governance Committee reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transaction so approved or ratified. The Nominating and Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NYSE listing standards); and

•	whether the transaction would violate any provision of our Ethics Code or Code of Conduct.

Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Pursuant to our policy, the Nominating and Governance Committee determined that no reported transaction qualified as a related person transaction during 2010 except for transactions with McLane Company, Inc. (“McLane”), a grocery supplier and wholly owned subsidiary of Berkshire Hathaway Inc., and BlackRock Institutional Management Corporation (“BIMC”), a subsidiary of BlackRock, Inc. Berkshire Hathaway and BlackRock are beneficial owners of more than 5% of our common stock.

In 2010, McLane purchased food products from us in an amount totaling approximately $518 million. Our relationship with McLane predates Berkshire Hathaway’s disclosure of its acquisition of more than 5% of our common stock in 2008 and Berkshire Hathaway’s acquisition of McLane in 2003. During

2010, our transactions with McLane occurred in the ordinary course of business and on terms substantially similar to our transactions with comparable third parties. Berkshire Hathaway’s only interest in the transactions was as the owner of McLane. The Nominating and Governance Committee ratified the transactions with McLane after reviewing and discussing materials related to these transactions.

In 2010, we invested approximately $60 million in BlackRock Liquidity Fund’s TempFund, a money market fund managed by BIMC. Our investment in TempFund was on terms substantially similar to our investments in money market funds of other investment firms and consistent with our normal cash management strategies. BlackRock’s only interest in the transaction was as the owner of BIMC. The Nominating and Governance Committee ratified the investment in TempFund after reviewing and discussing materials related to the investment. As of March 1, 2011, we no longer had investments in TempFund.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2010, all required filings were timely made in accordance with Exchange Act requirements.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held ten meetings in 2010. All incumbent directors who served as directors in 2010 attended more than 85% of the aggregate number of meetings of the Board and all committees on which they served. Additionally, all incumbent directors attended the 2010 Annual Meeting of Shareholders.

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance/contact_bod. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Foods executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

Committees and Membership

Our Board designates the committee members and chairs based on the Nominating and Governance Committee’s recommendations. In 2010, the Board had five standing committees: Audit, Finance, Human Resources and Compensation, Nominating and Governance and Public Affairs. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

During 2010, committee membership was:

Committee Membership through May 18, 2010

Name	Audit	Finance	Human Resources and Compensation	Nominating and Governance	Public Affairs
Ajaypal S. Banga	—	—	Chair	X	—
Myra M. Hart	X	—	—	Chair	—
Lois D. Juliber	—	—	X	—	X
Mark D. Ketchum	—	—	X	X	—
Richard A. Lerner, M.D.	—	—	—	X	X
Mackey J. McDonald	X	—	—	—	—
John C. Pope	Chair	X	—	—	—
Fredric G. Reynolds	X	X	—	—	—
Jean-François M.L. van Boxmeer	—	—	—	—	X
Deborah C. Wright	—	—	X	—	Chair
Frank G. Zarb	—	Chair	—	—	X

Current committee membership is:

Current Committee Membership*

Name	Audit	Finance	Human Resources and Compensation	Nominating and Governance	Public Affairs
Ajaypal S. Banga	—	X	Chair	—	—
Myra M. Hart	X	—	—	Chair	—
Lois D. Juliber	—	—	X	X	—
Mark D. Ketchum	—	—	X	X	—
Richard A. Lerner, M.D.	—	—	—	X	X
Mackey J. McDonald	X	—	—	—	X
John C. Pope	—	Chair	X	—	—
Fredric G. Reynolds	Chair	X	—	—	—
Jean-François M.L. van Boxmeer	—	—	X	—	X
Deborah C. Wright	X	—	—	—	Chair
Frank G. Zarb	—	X	—	—	X

Number of Total Meetings in 2010	11	8	6	6	4

*	The Board periodically reviews committee membership and rotates membership during the year. Accordingly, the membership described in the table may change during 2011.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NYSE listing standards and that Fredric G. Reynolds is an “audit committee financial expert” within the meaning of SEC regulations. No Audit Committee member received any payments in 2010 from us other than compensation for service as a director.

Under its charter, which the Board amended in January 2011, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at Kraft-FinancialIntegrity@kraft.com.

Audit Committee Report for the Year Ended December 31, 2010

To our Shareholders:

Management has primary responsibility for Kraft Foods’ financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Kraft Foods Board of Directors is to oversee Kraft Foods’ accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:

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The integrity of Kraft Foods’ financial statements and Kraft Foods’ accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding company assets;

•	Kraft Foods’ compliance with legal and regulatory requirements;

•	Kraft Foods’ independent auditors’ qualifications, independence and performance;

•	The performance of Kraft Foods’ internal auditor and the internal audit function; and

•	Kraft Foods’ guidelines and policies with respect to risk assessment and risk management.

Our committee operates under a written charter that the Board last amended and restated on January 19, 2011. You may view the charter in the Corporate Governance section of the Investor Center tab on Kraft Foods’ Web site: www.kraftfoodscompany.com.

Our duties include overseeing Kraft Foods’ management, the internal auditors and the independent auditors in their performance of the following functions, for which they are responsible:

Management

•	Preparing Kraft Foods’ consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Kraft Foods’ internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Auditors

•	Auditing Kraft Foods’ financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Kraft Foods’ internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditors and the independent auditors, among other things, to:

•	Discuss the quality of Kraft Foods’ accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent auditors and internal auditors, together with management’s responses; and

•	Review the overall scope and plans for the 2011 audits by the internal auditors and the independent auditors.

Prior to Kraft Foods’ filing of its Annual Report on Form 10-K for the year ended December 31, 2010, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed any other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Foods that may bear on the auditors’ independence; and

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Discussed with the independent auditors their independence from Kraft Foods, including reviewing non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that could impair their independence, and with Kraft Foods’ and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 28, 2011.

Audit Committee:

Fredric G. Reynolds, Chair

Myra M. Hart

Mackey J. McDonald

Deborah C. Wright

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Kraft Foods specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform and is subject to a specific engagement authorization by management within the pre-approved category spending limits. The committee’s policy also requires management to report at committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled committee meeting, the committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

During 2010, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2009 and 2010 were:

	2010	2009
Audit Fees	$25,029,000	$17,262,000
Audit-Related Fees	531,000	1,961,000
Tax Fees	14,781,000	1,637,000
All Other Fees	89,000	22,000

Total	$40,430,000	$20,882,000

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“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). The 2010 increase in audit fees is related to the Cadbury acquisition.

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“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice. The 2010 tax fees also include tax advice and professional services related to the Cadbury integration.

•	“All Other Fees” include professional services in connection with benchmarking studies and seminars.

•	All fees above include out-of-pocket expenses.

NOMINATING AND GOVERNANCE COMMITTEE MATTERS

The Board determined that all of the Nominating and Governance Committee members are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with criteria approved by the Board;

•	considering the performance and suitability of incumbent directors in determining whether to nominate them for re-election;

•	making recommendations to the Board as to directors’ independence;

•	recommending to the Board the appropriate size, function, needs and composition of the Board and its committees;

•	recommending to the Board the membership of each committee;

•	monitoring directors’ compliance with our stock ownership guidelines;

•	reviewing and evaluating opportunities for Board members to engage in continuing education; and

•	advising the Board on corporate governance matters, including developing and recommending to the Board corporate governance principles.

The Nominating and Governance Committee will consider any candidate a shareholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Nominating and Governance Committee uses the same criteria set forth in the Guidelines to evaluate a candidate suggested by a shareholder as the committee uses to evaluate a candidate it identifies, as described above under “Item 1. Election of Directors – Process for Nominating Directors,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a shareholder, our Corporate Secretary will notify that shareholder whether the Board decided to appoint or nominate the candidate.

For a description of how shareholders may nominate a candidate for election to the Board at an annual meeting of shareholders and have that nomination included in the proxy statement for that meeting, see “2012 Annual Meeting of Shareholders” in this Proxy Statement.

FINANCE COMMITTEE MATTERS

The Finance Committee is responsible for considering and making recommendations to the Board on the management of our financial resources and major financial strategies and transactions as set forth in its charter, which the Board amended in January 2011. The Finance Committee reviews and makes recommendations to the Board on financial matters, including:

•	our annual and long-term financing plans, including our projected financial structure and funding requirements;

•	issuances, sales or repurchases of equity and debt securities;

•	our external dividend policy and dividend recommendations;

•	proposed major investments, acquisitions, divestitures, joint ventures, significant asset sales and purchase commitments;

•	financial risk management activities, such as foreign exchange, commodities and interest rate exposure;

•	director and officer insurance program; and

•	Board and management authorization levels with respect to financing matters.

PUBLIC AFFAIRS COMMITTEE MATTERS

The committee is responsible for discharging the Board’s responsibilities relating to public policy issues. In carrying out its duties, the Public Affairs Committee, among other things:

•

monitors public policy and social trends affecting us, including those related to food safety and security, nutrition, biotechnology, environmental responsibility and food labeling, marketing and packaging;

•	monitors issues and practices relating to our social accountability;

•	examines periodically our business practices that are of special interest to policy-makers and the public at large;

•	monitors programs and activities aimed at enhancing our global communications, media relations and community relations;

•	reviews the impact of business operations and business practices on communities where we do business;

•	monitors and evaluates our corporate citizenship programs and activities, including charitable contributions; and

•	reviews and makes recommendations to the Board regarding shareholder proposals related to public issues.

HUMAN RESOURCES AND COMPENSATION

COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NYSE listing standards. None of the Human Resources and Compensation Committee’s members:

•	is or was an officer or employee of Kraft Foods;

•

is or was a participant in a “related person” transaction in 2010 (for a description of our policy on related person transactions, see “Corporate Governance – Certain Relationships and Transactions with Related Persons” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Human Resources and Compensation Committee’s responsibilities are set forth in its charter, which the Board amended in January 2011. The Human Resources and Compensation Committee’s responsibilities include, among other duties:

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating her performance in light of these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Chief Executive Officer’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and her direct reports and, as appropriate, evaluating potential candidates;

•	monitoring our policies, objectives and programs related to diversity and reviewing periodically our diversity performance in light of appropriate measures;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of non-employee directors for service on the Board and its committees; and

•	reviewing and discussing with management the Compensation Discussion and Analysis and preparing and approving the committee’s report to shareholders included in our annual proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Human Resources and Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Human Resources and Compensation Committee meets several times each year, including six meetings in 2010, to address our compensation programs, benefit plans and policies.

•

Role of Independent Compensation Consultant. In 2010, the Human Resources and Compensation Committee retained Compensation Advisory Partners, LLC as its compensation consultant to assist the committee in evaluating executive compensation programs and to advise the committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the Human Resources and Compensation Committee, regularly participates in committee meetings, including executive sessions of the committee, and advises the committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Human Resources and Compensation Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses and has no knowledge of the information in these analyses. The consultant plays a similar role in analyzing the amount and form of director compensation, as discussed below.

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Role of Executive Officers and Management. Each year, the Chief Executive Officer presents her compensation recommendations for each of the other named executive officers, her remaining direct reports and other executive officers (as described under “Compensation Discussion and Analysis”). The Human Resources and Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Human Resources and Compensation Committee

Compensation Advisory Partners has served as the Human Resources and Compensation Committee’s independent compensation consultant since September 2009. During 2010, Compensation Advisory Partners provided the Human Resources and Compensation Committee advice and services, including:

•	participating in committee meetings;

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and advice about designing our annual and long-term incentive plans, including selecting metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance; and

•	updating the committee on executive compensation trends, issues and regulatory developments.

The Human Resources and Compensation Committee believes that its consultant should be able to advise the committee independent of management’s influence. Therefore, the Human Resources and Compensation Committee has taken numerous steps to satisfy this objective. The Human Resources and Compensation Committee retained Compensation Advisory Partners independent of management.

At least annually, the Human Resources and Compensation Committee reviews the types of advice and services provided by Compensation Advisory Partners and the fees charged for those services. The consultant reports directly to the Human Resources and Compensation Committee on all executive and director compensation matters; regularly meets separately with the committee outside the presence of management; and speaks separately with the committee chair and other committee members between meetings, as necessary or desired. Interactions between Compensation Advisory Partners and management are limited to those which the consultant needs to provide the Human Resources and Compensation Committee with relevant information and appropriate recommendations.

As discussed above, in September 2009, after an extensive selection and interview process, the Human Resources and Compensation Committee retained Compensation Advisory Partners as its compensation consultant. The committee believed that it was in the best interests of the committee and Kraft Foods to engage a compensation consulting firm that provides no other services to Kraft Foods. For the year ended December 31, 2010, Compensation Advisory Partners provided no services to Kraft Foods other than executive and director compensation consulting services to the Human Resources and Compensation Committee.

Analysis of Risk in the Compensation Architecture

In 2010, the Human Resources and Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs. In its evaluation, the Human Resources and Compensation Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to Kraft Foods and our shareholders in the long term. The Human Resources and Compensation Committee identified numerous safeguards that effectively manage or mitigate risk, including:

•

Corporate and Business Unit Weighting. The balance of corporate and business unit weighting in incentive plans encourages participants to focus on overall corporate performance as well as business unit performance in order to prevent actions that may improve business unit performance and maximize awards but harm our overall health.

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance. Our executive compensation is heavily weighted toward long-term incentive compensation to encourage sustainable shareholder value and ensure accountability for long-term results.

•

Fixed/Variable Mix. A significant portion of our executive compensation is variable to ensure a sufficient portion of compensation is at risk. High levels of variable compensation appropriately link total compensation levels with the achievement of relevant financial, strategic and other performance goals.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•	Multiple Performance Measures. Our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another.

•	Committee Discretion. The Human Resources and Compensation Committee has discretion to reduce incentive awards based on unforeseen or unintended consequences.

•

Long-Term Incentive Mix. We use a portfolio of long-term incentives, which are all stock-based, to motivate executives to achieve long-term financial goals and top-tier performance results. Multi-year vesting features and multi-year performance cycles of long-term incentive compensation promote shareholder value creation and long-term growth as well as encourage retention.

•

Stock Ownership Guidelines and Holding Requirements. We use meaningful stock ownership guidelines that are higher than those of our peer companies and stock holding requirements to align our executives’ interests with our shareholders’ interests and ultimately focus our executives on attaining long-term shareholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows Kraft Foods to recapture any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our shareholders.

•

Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use innovative and effective approaches to ensure compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained shareholder value, including targeting pay at the median of our peer group, benchmarking compensation, using quantitative and qualitative results to determine incentive awards, engaging an independent compensation consultant, communicating with our shareholders to understand their views and concerns and performing annual risk assessments.

The Human Resources and Compensation Committee also analyzed our overall enterprise risks and whether our compensation programs could impact individual behavior so as to exacerbate these enterprise risks. The Human Resources and Compensation Committee collaborated with the Audit Committee in this analysis.

In addition to the Human Resources and Compensation Committee’s evaluation, the committee’s compensation consultant also reviewed our executive and broad-based incentive plans and noted similar terms in our incentive plans that mitigate risk.

In light of these analyses, the Human Resources and Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Kraft Foods.

Compensation of Non-Employee Directors

Directors who are full-time Kraft Foods employees receive no compensation for their services as directors.

We strive to provide competitive compensation to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. With its compensation consultant’s assistance, the Human Resources and Compensation Committee periodically benchmarks non-employee director compensation against a compensation peer group and general industry data, considers the appropriateness of the form and amount of non-employee director compensation and makes recommendations to the Board concerning such compensation. In 2010, after reviewing current non-employee director compensation and considering market data and practices, the Human Resources and Compensation Committee recommended, and the Board approved, the following changes to the form and amount of non-employee director compensation:

•	increase annual Board cash retainer from $70,000 to $110,000;

•	eliminate committee meeting fees of $2,000 per meeting; and

•

change form of annual stock award from restricted stock with a one-year restriction period to deferred shares that are immediately vested, but receipt of the shares is deferred until six months after the non-employee director no longer serves on the Board. Dividends on deferred stock are reinvested in deferred shares until the distribution date.

The Human Resources and Compensation Committee and the Board believe that these changes help simplify our overall non-employee director compensation program and better align the program to market practice while at the same time help us attract and retain highly qualified non-employee directors and further align their interests with those of our shareholders. The program changes did not significantly change total non-employee director compensation. The changes relating to the cash fees were effective July 1, 2010 while the change in form of stock award was effective for the 2010 annual stock award. The table below summarizes the cash and equity compensation elements in place during 2010 for our non-employee directors.

Compensation Elements	Program Before July 1, 2010	Program Changes Effective July 1, 2010
Annual Board Retainer(1)	$70,000	$110,000
Annual Committee Chair Retainer	$10,000	$10,000
Annual Lead Director Retainer	$30,000	$30,000
Board Meeting Fees	$0	$0
Committee Meeting Fees	$2,000 per meeting	$0
Annual Stock Grant Value	$125,000	$125,000

(1)	The annual Board retainer was prorated for 2010 as a result of the program changes.

We pay the non-employee directors their cash retainers quarterly. Non-employee directors can defer 25%, 50%, 75% or 100% of their cash retainers into accounts that mirror the funds in the Kraft Foods Inc. Thrift 401(k) Plan pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors. Non-employee directors also receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of shareholders.

To further align our non-employee directors’ and shareholders’ interests, our Guidelines require that they hold shares of our common stock in an amount equal to five times the annual Board retainer within five years of becoming a director. If a non-employee director does not meet the stock ownership requirement within the timeline, the Lead Director will consider the director’s particular situation, including any potential financial hardship, and may take any further action as he deems appropriate. As discussed above, in 2010, the Board increased the annual Board retainer to $110,000, and thereby increased the stock ownership requirement from $350,000 to $550,000 within five years. As of March 1, 2011, all individuals who have served as our directors for five or more years satisfy the stock ownership requirement.

In addition to cash payments and stock awards, non-employee directors may also participate in the Kraft Foods Foundation Matching Gift Program immediately upon becoming a member of the Board. Non-employee directors participate in the program on the same terms as our employees. Under the program, the Kraft Foods Foundation matches up to $15,000 per director per year in contributions to 501(c)(3) non-profit organizations. In 2010, the following directors participated in this program: Ajaypal S. Banga, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Fredric G. Reynolds, Deborah C. Wright and Frank G. Zarb.

2010 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
Banga, Ajaypal	116,000	125,011	15,000		256,011
Hart, Myra	118,000	125,011	30,000	(4)	273,011
Juliber, Lois	100,000	125,011	17,500	(4)	242,511
Ketchum, Mark	130,000	125,011	15,000		270,011
Lerner, Richard	100,000	125,011	15,000		240,011
McDonald, Mackey	106,000	125,011	—		231,011
Pope, John	120,000	125,011	12,000		257,011
Reynolds, Fredric	118,667	125,011	15,000		258,678
van Boxmeer, Jean-François	94,000	125,011	—		219,011
Wright, Deborah	114,000	125,011	12,000		251,011
Zarb, Frank	104,167	125,011	15,000		244,178

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors. As discussed above, effective July 1, 2010, non-employee directors do not receive meeting fees.

(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2010 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2010 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2010 and the number of stock awards and stock options outstanding as of December 31, 2010.

(3)	Represents Kraft Foods Foundation contributions made as part of the Kraft Foods Foundation Matching Gift Program.

(4)	Includes an additional amount of Kraft Foods Foundation contributions made under the Kraft Foods Foundation Matching Gift Program above the general $15,000 limit. In October 2010, we offered a two-for-one match promotion under which the Kraft Foods Foundation contributed amounts over the general annual limit to non-profit organizations on the director’s behalf. This promotion was available to all our U.S. employees and directors on the same terms.

2010 Non-Employee Director Stock Awards Table

	Stock Awards
Name	Number of Shares of Stock or Units Granted ($)	Grant Date Fair Value of Stock or Units Granted(1) ($)
Banga, Ajaypal	4,121	125,011
Hart, Myra	4,121	125,011
Juliber, Lois	4,121	125,011
Ketchum, Mark	4,121	125,011
Lerner, Richard	4,121	125,011
McDonald, Mackey	4,121	125,011
Pope, John	4,121	125,011
Reynolds, Fredric	4,121	125,011
van Boxmeer, Jean-François	4,121	125,011
Wright, Deborah	4,121	125,011
Zarb, Frank	4,121	125,011

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2010 as computed in accordance with FASB ASC Topic 718.

As of December 31, 2010, the directors had the same number of deferred stock awards outstanding as shown in the table above. In addition, as of December 31, 2010, Mr. Pope and Ms.  Wright each held options to purchase 3,995 shares of our common stock.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2010

The Human Resources and Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 28, 2011.

Human Resources and Compensation Committee:

Ajaypal S. Banga, Chair

Lois D. Juliber

Mark D. Ketchum

John C. Pope

Jean-François M.L. van Boxmeer

Deborah C. Wright*

*	Ms. Wright served as a member of the committee through May 18, 2010 and participated in part of the compensation actions described under “Compensation Discussion and Analysis” included in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both Kraft Foods’ business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Kraft Foods’ Chief Executive Officer (“CEO”) and Chief Financial Officer during 2010, as well as those other individuals included in the 2010 Summary Compensation Table under “Executive Compensation Tables” below.

Executive Summary of 2010 Compensation Actions

This section highlights key actions taken by the Human Resources and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) to further align the interests of our named executive officers with those of our shareholders and improve our pay for performance position. This section is also intended to provide a better understanding of the Committee’s pay decisions relative to company performance in 2010 and our most recently completed three-year (2008 – 2010) performance cycle.

Changes to our Compensation Programs. In 2010, we made several adjustments to our executive compensation programs to improve our pay for performance alignment as well as to incent delivery of critical business outcomes. These changes are as follows:

•	Annual Incentive Design – We changed the weighting of our Annual Incentive Plan metrics as follows:

Metric	2009 Weighting	2010 Weighting
Revenue Growth	33.3%	45%
Operating Income	33.3%	35%
Free Cash Flow	33.3%	20%

•	Long-Term Incentive Design – For 2010, we increased the emphasis of performance shares in our long-term incentive compensation program. The new mix is as follows:

•

Beginning with the 2010 – 2012 Performance Shares/Long-Term Incentive Plan (“LTIP”) cycle, as shown in the table below, we increased the weighting on Relative Total Shareholder Return compared to our Performance Peer Group from 30% to 50%.

Metric	2009 – 2011 Performance Cycle Weighting	2010 – 2012 Performance Cycle Weighting
Relative Total Shareholder Return	30%	50%
Organic Revenue Growth	30%	25%
Operating EPS	20%	25%
Free Cash Flow	20%	Not used as a performance measure

•

Stock Holding Requirements – In December 2010, we added a minimum stock holding requirement for named executive officers. Starting in 2011, our named executive officers are required to hold 100% of all net-tax shares from stock option exercises and the vesting of restricted stock and LTIP performance shares until the later of:

•	meeting their stock ownership guidelines, or

•	at least one year after a stock option exercise or a restricted stock or LTIP performance share vesting.

•

Along with adding a minimum holding requirement, we adjusted our stock ownership guidelines for our CEO to eight times base salary and the other named executive officers to four times base salary. These stock ownership guidelines are higher than those of our peer companies.

2010 Performance and Impact to Annual Incentive Payouts. In early 2010, the Committee reviewed performance with respect to the 2010 Annual Incentive Plan objectives. Overall, we were below our Combined Organic Revenue Growth and Adjusted Operating Income targets, but delivered strong financial results relative to peers. Our 2010 performance that drove Annual Incentive Plan payouts for our named executive officers is as follows:

•	Combined Organic Revenue Growth – 3.5%

•	Adjusted Operating Income – $6.5 billion

•	Adjusted Free Cash Flow – $3.3 billion

Based on these results relative to target, our overall Annual Incentive Plan rating for 2010 is 94% of target. While Organic Revenue Growth targets were not achieved, we exceeded the median growth rates of our food and beverage peer companies in 2010. Adjusted Operating Income was slightly below target due mostly to our below target top line results. Adjusted Free Cash Flow results were extremely strong due to solid operating results and working capital efficiencies. Our results were mixed by geographical segment. Our North America segment had operating performance below expectations while our Developing Markets and Europe segments delivered strong results. See “– Elements of Executive Compensation – Annual Cash Incentives – 2010 Business Unit Ratings” for more information about our results relative to targets.

2008 – 2010 Performance and Impact to LTIP Payouts. Overall, we delivered above target results during the three-year performance cycle from 2008 to 2010. Strong Ongoing Earnings Per Share (EPS) growth, Cash Flow generation and higher Total Shareholder Return were partially offset by Organic Revenue Growth that was below expectations. Our 2008 – 2010 performance that drove LTIP payouts for our eligible named executive officers is as follows:

•	Organic Revenue Growth – 3.9%

•	Ongoing EPS Growth – 9.2%

•	Cumulative Adjusted Free Cash Flow – $10.2 billion

•	Annualized Relative Total Shareholder Return – Above median

Based on these results relative to target, our overall LTIP rating for the 2008 – 2010 performance cycle is 128% of target.

Our Compensation Program Design

Our executive compensation program’s four primary goals are to:

•	attract, retain and motivate talented executive officers and develop world-class business leaders;

•	support business strategies that promote superior long-term shareholder returns;

•

align pay and performance by making a significant portion of our named executive officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

•

align our executive officers’ and shareholders’ interests through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior total shareholder return.

Our executive compensation program is designed to achieve these goals by using the following principles:

•

Providing Competitive Pay. We annually benchmark our target and actual compensation levels and pay-mix with a peer group of other consumer products companies with leading brand recognition or companies with which we otherwise compete for talent, referred to as the “Compensation Survey Group.” We use this comparison to ensure that our executive compensation and benefits package is competitive with the Compensation Survey Group. The Committee generally targets total executive compensation at or near the size-adjusted median total compensation of the group and allows business and individual performance to determine whether actual pay is above or below the median. The Committee uses a size-adjusted median due to our significantly higher revenue size compared to our peer group. In addition, the Committee compares Kraft Foods’ financial and total shareholder return performance against a separate peer group, referred to as the “Performance Peer Group,” which consists of food and non-alcoholic beverage companies. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group, the Performance Peer Group and the methodology for the size-adjusted median can be found below under “– Additional Information on Compensation Principles – Providing Competitive Pay”;

•

Providing Fixed and Variable Compensation. We provide a mix of fixed and variable compensation (heavily weighted to variable compensation for the named executive officers) designed to attract, retain and motivate top-performing executives, as well as appropriately align compensation levels with the achievement of relevant financial and strategic goals;

•

Providing Equity and Cash Incentives. We provide a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior total shareholder returns;

•	Assessing Individual Performance and Potential. Incentive awards to individual participants are based in part on individual performance and the potential for advancement within the organization; and

•

Requiring Executive Stock Ownership and Minimum Holding Periods. Our executive officers are required to maintain or exceed specific levels of Kraft Foods stock ownership in order to further align their interests with those of our shareholders. Our compensation programs facilitate high levels of stock ownership. Our executive officers are also required to hold shares upon exercise of stock options and vesting of restricted stock and performance shares for a minimum period of time. More information about stock ownership guidelines for executive officers can be found below under “– Additional Information on Compensation Principles – Requiring Stock Ownership.”

Overall Pay Mix. The chart below shows the total compensation mix, on average, for our CEO and named executive officers (NEOs), based on target awards in 2010, compared with the average of the Compensation Survey Group. Our mix is well–aligned to the mix provided by companies in the Compensation Survey Group. In the case of our CEO, the incentive mix is slightly more weighted towards long-term incentives and less weighted in annual incentives compared to the Compensation Survey Group to further support our focus on delivering top-tier sustainable performance over the long-term.

(1)	For Kraft Foods, long-term incentives include restricted stock, non-qualified stock options and performance shares; for Compensation Survey Group peers, includes all types of long-term incentive awards.

Summary of 2010 Compensation Program

The following table summarizes the elements and program objectives of our 2010 compensation program for executive officers, including named executive officers.

Program	Description	Program Objective
Annual Cash Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role at Kraft Foods.	• Retention and attraction • Drive top-tier performance – Individual contribution

Annual Cash Incentive Program	Annual incentive with target award amounts for each executive officer. Awards are payable in cash. Actual payouts may be higher or lower than target, based on business and individual performance.	• Drive top-tier performance – Across entire organization – Within business units – Individual contribution

Long-Term/Stock-Based Incentive Compensation

Performance Shares or Long- Term Incentive Program (LTIP)	Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Kraft Foods’ goals and can be 0% – 200% of target, based on Kraft Foods’ performance. Payout will be in Kraft Foods common stock at the end of the three-year program. No dividends or dividend equivalents are paid or earned on unvested performance shares.	• Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Retention • Stock ownership/alignment to shareholders

Stock Options	Each executive officer has an award opportunity based on his or her role at Kraft Foods, long-term performance and potential for advancement.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Stock ownership/alignment to shareholders • Realized value linked to stock performance

Restricted Stock	Each executive officer has an award opportunity based on his or her role at Kraft Foods, long-term performance and potential for advancement.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Retention • Stock ownership/alignment to shareholders

Program	Description	Program Objective
Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retention and attraction • Provide opportunity for future financial security • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling, and, for the CEO only, personal use of Kraft Foods’ aircraft.	• Retention and attraction • Supports personal financial planning needs • Security of CEO

Post-Termination Benefits

Defined Benefit Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual incentive award) at the conclusion of an executive officer’s career. Beginning January 1, 2009, this program is not offered to U.S. employees hired after this date.	• Retention • Attraction • Provide financial security to long-term service executive officers in retirement

Defined Contribution Program (401(k))	Program under which Kraft Foods matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career. Effective January 1, 2009, this program was enhanced for U.S. employees hired after this date.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Kraft Foods change in control.	• Retention • Focus on delivering top-tier shareholder value in periods of uncertainty • Supports effective transition

Other Benefits

Other Benefits	Medical, welfare and other benefits.	• Retention • Attraction

Elements of Executive Compensation

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “– Compensation Paid to Named Executive Officers in 2010.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Base salary levels for named executive officers are targeted to be at or near the size-adjusted median of the Compensation Survey Group. However, the Committee also considers a number of other factors when reviewing and setting base salaries for named executive officers, including: Kraft Foods’ performance and the named executive officer’s individual performance, level of responsibility, potential to assume roles with greater responsibility, tenure and experience. Salaries are reviewed on an annual basis, and merit increases are considered for all executive officers and are generally effective April 1.

Annual Cash Incentives

Overview

The Annual Incentive Plan is a cash bonus plan designed to motivate and reward participants, including the named executive officers, for their contribution to Kraft Foods, or a business unit of Kraft Foods, for achieving our annual financial and strategic goals. The range of amounts that an executive officer may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results. The three key financial metrics we use to measure business performance are Combined Organic Revenue Growth (45% weighting), Adjusted Operating Income (35% weighting) and Adjusted Free Cash Flow (20% weighting). We chose these three metrics because of their high correlation to total shareholder return. We will continue using these or similar metrics in our 2011 Annual Incentive Plan design. The Committee believes that these metrics continue to be important measures, are highly correlated to total shareholder return and maintain continuity with participants. These measures continue to reinforce the importance of driving both top-line and bottom-line performance while generating positive cash flow.

Award Formula

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2010	x	Target Annual Incentive Opportunity (% of Base Salary)	x	Business Unit Rating (0% – 180%)	x	Individual Performance Assessment (0% – 180%)	=	Actual Cash Award

The business unit rating helps focus our named executive officers on achieving financial results, and the individual performance assessment encourages and rewards individual contributions in achieving those financial results. The maximum award under the Annual Incentive Plan is 250% of target.

Target Annual Incentive Opportunity

Each participant in the plan is assigned a target award. The target is a percentage of base salary reflecting his or her role and responsibilities. For participants, including the named executive officers, the Committee sets individual targets that position target annual incentive and target total cash compensation opportunities at approximately the size-adjusted median of the Compensation Survey Group. Generally, this assures that if business and individual goals are met at the target level, the participant would be paid an incentive at or near the size-adjusted median for his or her position relative to the Compensation Survey Group. The individual targets, as a percentage of base salary, for the named executive officers were, as of December 31, 2010, as follows:

Ms. Rosenfeld	Mr. McLevish	Mr. Vernon	Mr. Khosla	Mr. Clarke
150%	90%	90%	80%	80%

2010 Business Unit Ratings

At the beginning of 2010, the Committee approved targets for Combined Organic Net Revenue Growth, Adjusted Operating Income and Adjusted Free Cash Flow for the Kraft Foods Inc., Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets organizational levels.

We developed a performance rating scale so that if the performance targets were achieved for each of the measures, the business unit rating would equal 100%. For achievement of performance above the targets, the business unit rating would be above 100%, and for performance below the targets, the business unit rating would be below 100%. In addition, we included both threshold and maximum performance levels in the performance scales. The business unit rating for each of Messrs. Clarke, Khosla and Vernon is linked 70% to the performance ratings of their respective business units and 30% to the Kraft Foods Inc. performance rating. This alignment is meant to promote both “line-of-sight” accountability as well as ensure collaboration of talent and ideas across the enterprise. Business unit ratings for the other named executive officers are aligned 100% to the Kraft Foods Inc. rating.

The following are the financial targets and actual results that the Committee considered at year-end for the named executive officers:

	Weighting	Kraft Foods Inc. – Financial Targets and Results
		Threshold	Target	Maximum	2010 Actual	Performance Rating
	($ in millions)
Combined Organic Revenue Growth	45%	3.0%	5.0%	7.0%	3.5%	64%
Adjusted Operating Income	35%	$6,176	$6,862	$7,411	$6,530	84%
Adjusted Free Cash Flow	20%	$1,500	$2,000	$2,500	$3,287	180%
Actual Rating						94%

In reviewing the results against key financial metrics, the Committee considered the following in confirming the appropriateness of the incentive payout:

•	Our revenue growth was below plan, however the target was aggressive and results exceeded the median of our peers.

•	These results were delivered in the middle of a large-scale company integration due to the Cadbury acquisition.

•	Total shareholder return in 2010 approximates the 75th percentile of our Performance Peer Group.

The following are the financial targets, actual results and overall business unit ratings that the Committee considered at year end for the named executive officers in business unit positions.

Key Financial Metrics	Kraft Foods North America(1)			Kraft Foods Europe(2)			Kraft Foods Developing Markets(3)
	Target	2010 Actual	Perf. Rating	Target	2010 Actual	Perf. Rating	Target	2010 Actual	Perf. Rating
				($ in millions)
Combined Organic Revenue Growth	3.5%	1.1%	0%	1.6%	2.3%	129%	11.0%	9.5%	83%
Adjusted Segment Operating Income	$4,394	$4,054	65%	$1,358	$1,434	146%	$1,672	$1,711	108%
Adjusted Free Cash Flow	$2,521	$2,541	101%	$824	$1,264	180%	$309	$1,021	180%
Actual Business Unit Rating			43%			145%			111%

(1)	For Kraft Foods North America, financial threshold and maximum performance goals are: Combined Organic Revenue Growth – 1.5% and 5.5%, Adjusted Segment Operating Income – $3,955 million and $4,746 million, and Adjusted Free Cash Flow – $1,891 million and $3,151 million. Because actual Combined Organic Revenue Growth was below threshold, that metric resulted in a 0% performance rating.

(2)	For Kraft Foods Europe, financial threshold and maximum performance goals are: Combined Organic Revenue Growth – (0.4%) and 3.6%, Adjusted Segment Operating Income – $1,222 million and $1,467 million, and Adjusted Free Cash Flow – $412 million and $1,236 million.

(3)	For Kraft Foods Developing Markets, financial threshold and maximum performance goals are: Combined Organic Revenue Growth – 6.6%, and 15.4%, Adjusted Segment Operating Income – $1,505 million and $1,806 million, and Adjusted Free Cash Flow – $155 million and $618 million.

Although the business unit rating is a formulaic method for assessing performance against these three key internal measures, the Committee retains discretionary authority to adjust the business rating (up or down) by as much as 25 percentage points to recognize innovation, portfolio management, talent management and the quality of our results. For 2010, the Committee did not exercise discretion to modify the business ratings in any way that would have impacted the incentive payouts for the named executive officers.

While we report our financial results in accordance with U.S. GAAP, our financial targets under our incentive plans are based on non-GAAP financial measures. The adjustments to the related GAAP measure and rationale are described in the chart below.

Measure	Definition/Adjustment to GAAP measure	Rationale
Combined Organic Revenue Growth	Net revenues, including the impact of significant acquisitions, and excluding the impact of other acquisitions, divestitures and currency	Reflects the growth rates for Kraft Foods’ base business and Cadbury. Also, eliminates impact of other one-time factors, facilitating comparisons to prior year(s)

Adjusted Operating Income	Operating income, excluding the impact of divestitures and currency	Indicator of overall business trends and performance, based on what business can control

Adjusted Segment Operating Income	Business unit operating income excludes the impacts of divestitures, currency, unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of Kraft Foods’ U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented.	Indicator of trends and performance for business segments, based on what business units can control

Adjusted Free Cash Flow	Cash flow from operations less capital expenditures plus voluntary pension contributions	Reflects financial liquidity, working capital efficiency and financial health of the company

For supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the year ended December 31, 2010, see Exhibit A attached to this Proxy Statement.

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 180%. Each year, our Chairman and CEO provides the Committee with an individual performance and potential assessment for each of her direct reports, including the named executive officers. She also provides the Committee, for its consideration, her compensation recommendations, including recommendations for annual incentive awards, annual equity awards and base salary increases for each of her direct reports. The Committee reviews and discusses her recommendations, taking into account the various factors within the criteria, and may revise her recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the executive officer’s:

•	contributions to our overall performance;

•	individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	leadership capabilities;

•	long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	position against competitive market norms for similar roles.

Based on these factors, the Committee assigns to the executive officer an individual performance rating and determines the executive officer’s individual performance assessment from the range of percentages associated with that rating. Below is a summary of the five performance rating categories and the range of individual performance payouts associated with each category:

Individual Performance Rating	Incentive Payout Range as a Percent of Target
Outstanding	140% – 180%
Exceeded Expectations	115% – 135%
Met Expectations	90% – 110%
Partially Achieved Expectations	40% – 80%
Did Not Meet Expectations	0%

In 2010, the Committee took into account the following factors in determining the individual performance assessments for our named executive officers: contributions to the organization such as operational efficiency, leadership, contributions related to our acquisition and divestiture activity, quality of financial results, talent management and diversity of employees. These factors are discussed in more detail under “– Compensation Paid to Named Executive Officers in 2010.”

Long-Term Incentives

Long-term incentive equity award grants are used to align the interests of our executive officers with those of our shareholders. For 2010, the Committee determined that the appropriate mix of grants in our long-term incentive program for senior management, including the named executive officers, was 50% performance shares, 25% stock options and 25% restricted stock. This mix places greater emphasis on performance-based compensation – performance shares and stock options – and less emphasis on restricted stock than in prior years. To achieve this mix, we increased the target incentive opportunities for the performance shares and reduced the midpoints for equity grants (stock options and restricted stock). The charts below highlight the changes in the target long-term incentive mix for our CEO from 2009 to 2010.

Equity Awards – Stock Options and Restricted Stock

We grant non-qualified stock options and restricted stock on an annual basis. In 2010, we intended that the value delivered in the form of restricted stock be equal to the value delivered as stock options. To maintain this balance, we increased the ratio of restricted stock to stock options compared to 2009 from one to four in 2009 to one to six in 2010. The Committee decided on this equity mix because it balances the retention value of restricted stock with the performance aspect of stock options. We are committed to growing shareholder value, and our incentive plans support this objective. To support the retention aspects of the program, restricted stock awards do not vest until three years after the grant date. The stock options vest one-third each year over three years. For non-U.S. employees, we grant deferred stock units instead of restricted stock, which have the same vesting as restricted stock. Dividends are paid on unvested restricted stock and dividend equivalents are paid on deferred stock units at the same time and rate as Kraft Foods shareholders.

Award ranges are based on an analysis of competitive market practice, with the midpoint of the equity award ranges, plus the value of the LTIP opportunity, approximately equal to the size-adjusted total long-term incentive median of the Compensation Survey Group. An equity award above or below the midpoint of the range is based on a qualitative review of an executive officer’s sustained individual performance and an evaluation of each executive officer’s potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint.

The range of award opportunities, expressed in terms of grant value, for the named executive officers as of February 23, 2010, the date of the 2010 annual equity award grant, are shown in the table below.

Name	Grant Value Award Range(1)
	Threshold	Midpoint	Maximum
		($)
Irene Rosenfeld	2,218,500	4,437,000	6,655,500
Timothy McLevish	555,000	1,100,000	1,665,000
Tony Vernon	555,000	1,100,000	1,665,000
Michael Clarke	350,000	700,000	1,050,000
Sanjay Khosla	350,000	700,000	1,050,000

(1)	The ranges above include threshold to maximum grant values for these positions. The Committee may also choose to grant an award below the threshold.

All equity awards approved by the Committee and granted to the named executive officers in 2010 were within the respective ranges presented above. Actual equity award amounts in 2010 are presented in this Proxy Statement in the 2010 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

The date for annual restricted stock and stock option awards is pre-set on the scheduled date of the Committee meeting immediately following the release of our annual financial results. The exercise price for stock options is determined on the date awards are approved by the Committee and is set as the average of the high and low trading prices on that date.

LTIP – Performance Shares (2010 – 2012 Performance Cycle)

We designed the LTIP to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The plan measures performance over a three-year period (2010 – 2012), and shares of Kraft Foods’ common stock are earned based on the actual performance against goals set at the beginning of the cycle. The number of shares earned by an executive officer depends on the achievement of key internal financial metrics and total shareholder return results relative to the companies in our Performance Peer Group. There is no individual performance factor used in the calculation. No dividends or dividend equivalents are paid or earned on unvested performance shares.

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, each element of this formula is discussed below.

Base Salary at Beginning of Performance Cycle	x	Target Incentive Opportunity (% of Base Salary) (Target number of shares established)	x	Business Performance Rating (0% – 200% of target shares)	=	Actual LTIP Award (in shares)

Target Incentive Opportunity. Each participant in the plan is assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target award levels for the named executive officers as of January 1, 2010 are:

Ms. Rosenfeld	Mr. McLevish	Mr. Vernon	Mr. Clarke	Mr. Khosla
310%	170%	170%	130%	130%

As described above, we increased the emphasis on performance shares in the mix of long-term incentives in 2010. As such, individual target percentages increased for the 2010 – 2012 LTIP performance cycle while equity values for restricted stock and stock options decreased commensurately. At the beginning of the performance cycle, these target amounts are converted to a target number of shares. Actual shares earned can range from 0 to 200% of target shares at the end of the performance cycle based on the business performance rating.

Business Performance Rating. For the 2010 – 2012 LTIP, the Committee will measure the following corporate-focused measures, with specific weightings for all participants:

Measure	Weighting
Organic Revenue Growth(1)	25%
Operating Earnings Per Share Growth(2)	25%
Annualized Relative Total Shareholder Return(3)	50%

(1)	Organic Revenue Growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures. However, in 2010, Combined Organic Revenue Growth was used, which includes the impact of the Cadbury acquisition.

(2)	Operating Earnings Per Share Growth is a non-GAAP financial measure and is equal to Earnings Per Share from continuing operations that exclude certain impacts related to the Cadbury acquisition and other one-time impacts.

(3)	Annualized Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed below.

Beginning with the 2010 – 2012 LTIP performance cycle, we increased the weighting on the Annualized Relative Total Shareholder Return measure to 50% and eliminated the Adjusted Free Cash Flow measure used in previous LTIP performance cycles. In addition, we used an equal weighting of 25% for each of the other two measures – Organic Revenue Growth and Operating Earnings Per Share Growth.

The Committee believes that this assessment of the Relative Total Shareholder Return ensures strong pay for performance alignment with shareholders. The target objective set for Relative Total Shareholder Return is the median of the Performance Peer Group from 2010 to 2012. The Organic Revenue Growth and Operating Earnings Per Share Growth targets were set relative to historical and projected future results of the Performance Peer Group.

We do not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The performance goals for Organic Revenue Growth and Operating EPS Growth are in line with our historical Performance Peer Group median. The degree of difficulty in achieving the internal measures is challenging.

Both our annual and long-term incentive plans use Organic Revenue Growth, but the benchmarks used to set targets for these plans are different. We believe the use of these measures focus our employees on critical internal drivers, both in the short- and long-term. We set the short-term targets against our plan, whereas we set the long-term targets against the performance benchmarks of our peers. These metrics, when used together, have a high correlation with shareholder value.

To address unforeseen or unintended consequences, the Committee retains discretion to adjust the final business performance rating (up or down) by as much as 25 percentage points, including factoring in a subjective review that considers quality of financial results, portfolio management, innovation and talent development. We will disclose any discretion applied by the Committee at the conclusion of the performance cycle.

LTIP – Performance Shares (2008 – 2010 Performance Cycle)

Ms. Rosenfeld and Messrs. Khosla and McLevish participated in the 2008 – 2010 LTIP. The plan measured Kraft Foods’ performance over a three-year period (2008 – 2010), and the Committee awarded shares based on actual performance against goals set at the beginning of the cycle.

Business Performance Rating and Payments. The Committee established the following weightings and target goals for the 2008 – 2010 LTIP and approved the resulting performance rating for determining the ultimate payout.

		Kraft Foods Inc.
Key Financial Metrics	Weighting	Threshold	Target	Maximum	2008 – 2010 Actual	Perf. Rating
Organic Revenue Growth(1)	30%	3.0%	4.5%	7.5%	3.9% growth	80%
Ongoing EPS Growth(2)	20%	4.0%	7.5%	10.5%	9.2% growth	157%
Cumulative Adjusted Free Cash Flow(3)	20%	$6.1 billion	$6.7 billion	$8.1 billion	$10.2 billion	200%
Annualized Relative Total Shareholder Return	30%	4 pp(4) below median	median	8 pp(4) above median	0.6 pp(4) above median	108%
Actual Business Performance Rating						128%

(1)	For 2010, we modified Revenue Growth from Organic to Combined Organic to include the growth of the Cadbury businesses.

(2)	For 2010, we modified the EPS Growth measure from Ongoing to Operating to align with Kraft Foods EPS benchmark communicated externally.

(3)	For 2010, we changed the name of the cash flow measure to Cumulative Adjusted Free Cash Flow from Cumulative Discretionary Cash Flow, but did not change the method of calculation.

(4)	“pp” represents percentage points.

There were no individual or business unit performance factors used in the calculation. Kraft Foods’ performance was significantly above target in Cumulative Adjusted Free Cash Flow and Ongoing EPS Growth. Organic Revenue Growth was below target. Relative Total Shareholder Return was slightly above the median. The Committee believed the 128% payout was appropriate given its overall evaluation of Kraft Foods’ performance and economic conditions, and therefore did not use its discretion to adjust the final business performance ratings.

Based on target awards, as a percent of salary, and the business performance rating of 128% of target, the chart below shows the share payouts for each of the named executive officers:

Name	Target Award	Actual Award
Irene Rosenfeld	250% of salary	162,023 shares
Timothy McLevish	150% of salary	40,180 shares
Sanjay Khosla	125% of salary	34,727 shares

Voluntary Non-Qualified Deferred Compensation

U.S. Deferred Compensation Plan

In 2010, certain U.S. senior management (approximately 125 employees), including the U.S.-based named executive officers, were eligible for a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group and is provided for retention and recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their annual cash incentives. The investment choices mirror those in the Kraft Foods Inc. Thrift/TIP 401(k) Plan.

U.S. Supplemental Benefits Plan

We also provide a non-qualified program, the Kraft Foods Supplemental Benefits Plan, for U.S. employees whose compensation exceeds the compensation limit established by the Internal Revenue Code of 1986, as amended (the “Code”), for tax-qualified plan contributions. Under this program, and consistent with all other U.S. employees, a company match is provided on deferrals of base salary and annual cash incentives under this plan.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance, a financial counseling allowance and, for the Chairman and CEO only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. This allows Ms. Rosenfeld to be more productive and efficient when she travels. Taxes on all perquisites are the sole responsibility of the named executive officer. The types and total costs of perquisites we offer are similar to the types and costs offered at other peer companies. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation Tables.” Other than these perquisites, executive officers receive the same benefits as other Kraft Foods employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits. We do not have employment agreements with any of our named executive officers as these individuals, including Ms. Rosenfeld, are “at will” employees.

Change in Control Plan. We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our named executive officers, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards (“double trigger”). In 2009, we eliminated the excise tax gross up for all executives who first become eligible to participate in the CIC Plan after December 31, 2009. For executives who participated in the CIC Plan prior to this change, Kraft Foods will cover excise taxes as follows: (a) all excise taxes that may be triggered by separation payments paid to the Chairman and CEO; and (b) excise taxes for all other participants will only be paid if change in control separation payments exceed 110% of the IRS-imposed threshold at which the excise tax becomes payable. To the extent that separation payments do not exceed 110% of the threshold but do trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger the excise tax amounts. This is done to minimize our expense for separation payments that do not significantly exceed the IRS-imposed threshold.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. We do not have individual severance or employment agreements with any of our named executive officers. We do maintain a broad-based severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Retirement Benefits. We offer both tax-qualified and supplemental defined benefit retirement plans to executive officers, including the named executive officers with the exception of Mr. Vernon, and these plans vary by country. In the United States, employees, including Mr. Vernon, hired after December 31, 2008 are not eligible to participate in either a tax-qualified or supplemental defined benefit retirement plan. Mr. Vernon and other U.S. employees hired after December 31, 2008 are eligible to participate in an enhanced defined contribution program. The Committee believes that these retirement benefits have helped in retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. However, in recent years, the Committee has weighed the volatile cost environment that exists for defined benefit plans, especially in the United States. Based on the significant cost implications of continuing a defined benefit pension plan in the United States, the defined benefit plan was closed to new participants after December 31, 2008. In addition, defined benefit accruals for participants in the U.S. defined benefit plan will only continue for a 10-year period from January 1, 2009. Accrued amounts and additional details of these retirement programs are presented in the 2010 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

We provide Ms. Rosenfeld with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by Kraft Foods between 2004 and 2006. We provided this enhanced pension benefit to Ms. Rosenfeld because she forfeited her right to a pension benefit at her previous employer when she rejoined Kraft Foods. This benefit was part of a broader incentive program to help encourage her to return to Kraft Foods. Additional details of this benefit are presented in the 2010 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

The Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. The supplemental defined contribution program is important because it encourages executive officers, including named executive officers, to save for retirement. The Committee believes that our named executive officers should be able to defer the same percentage of their compensation, and receive the corresponding Kraft Foods matching contributions, as all other employees, without regard to the compensation limit established by the Code, for tax-qualified plan contributions. As stated previously, employees hired after December 31, 2008, including Mr. Vernon, are eligible to participate in an enhanced defined contribution program. This enhanced program is offered to U.S. employees not eligible to participate in the tax-qualified or supplemental defined benefit plans. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to named executive officers are presented in the 2010 Non-Qualified Deferred Compensation Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2010

Overview

There are no material differences in compensation policies with respect to each named executive officer. We designed each of the named executive officer’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median. Actual compensation will be dependent on both business and individual performance in any given year.

Below are the specific compensation actions for each of the named executive officers in 2010.

Ms. Rosenfeld

Base Salary Increase. Ms. Rosenfeld received a 3.1% salary increase from $1.470 million to $1.515 million. Ms. Rosenfeld’s salary increase was commensurate with company guidelines for increases, taking into account her individual performance assessment. Her salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. The Committee determined Ms. Rosenfeld’s annual incentive for 2010 in accordance with the 2010 Annual Incentive Plan program. Based on our performance relative to target (business unit rating of 94%) and Ms. Rosenfeld’s individual performance, Ms. Rosenfeld’s actual annual incentive is below her target in 2010. For 2010, the Committee considered the following performance in determining Ms. Rosenfeld’s individual performance assessment:

•

Delivered solid financial performance relative to peers, however, overall financial performance was mixed relative to target as discussed under “– Elements of Executive Compensation – Annual Cash Incentives – 2010 Business Unit Ratings” above.

•	Delivered above plan performance on key strategic initiatives as evidenced by the following:

–	Strong delivery of Cadbury integration savings is ahead of plan. Savings are on pace to deliver $750 million in annual costs savings by 2013.

–	Relative total shareholder return in 2010 of 20.4% approximates the 75th percentile of our Performance Peer Group.

–	Strong new product revenue results in 2010.

–	Improved talent pipeline developed through retention of Cadbury leaders, strengthened key sales leadership roles and improved year-over-year diversity representation.

–	Marketing capabilities were improved through external recruiting efforts and through the use of new tools and techniques.

–	Corporate social responsibility efforts met or exceeded all plans in 2010.

Equity Award (Stock Options and Restricted Stock). As part of our annual equity program in 2010, the Committee granted Ms. Rosenfeld an award of 95,150 restricted stock shares and 570,900 stock options (combined value on grant date of $4,868,350). This equity grant along with the 2010 – 2012 LTIP opportunity is slightly above the size-adjusted median of the Compensation Survey Group.

2008 – 2010 LTIP. Based on the formulaic determination of this incentive, Ms. Rosenfeld was awarded 162,023 shares of Kraft Foods common stock, which represented 128% of her target award opportunity.

Defined Benefit Accrual. The present value of Ms. Rosenfeld’s retirement benefit under the Kraft Foods Global, Inc. Supplemental Benefits Plan I increased significantly as measured at the end of 2010. An increase in the final average pay calculation was a major factor contributing to $3.1 million of the increase, along with a decrease in the applicable discount rate, which accounted for $1.7 million of the increase. In addition, there were normal increases in pension values due to career progression which totaled approximately $0.5 million. There were no changes to the terms of the plan for Ms. Rosenfeld in 2010.

Other Named Executive Officers

The chart below shows specific compensation actions for each named executive officer in 2010 followed by a description of these decisions:

	Salary Increase	New Salary	2010 Annual Incentive Payment	2010 Equity Award (# of Shares)	2008 – 2010 LTIP
Mr. McLevish	7.1%	$750,000	$665,000	25,740 restricted stock	40,180 shares
				154,440 stock options
Mr. Vernon	3.4%	$750,000	$409,450	22,310 restricted stock	Not eligible for award
				133,860 stock options
Mr. Clarke	7.7%	$700,000	$1,165,000	15,450 restricted stock	Not eligible for award
				92,700 stock options
Mr. Khosla	2.8%	$740,000	$847,200	14,590 restricted stock	34,727 shares
				87,450 stock options

Mr. McLevish

Base Salary Increase. The Committee addressed a shortfall in Mr. McLevish’s salary compared to the Compensation Survey Group median. Mr. McLevish’s salary remains below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2010, Mr. McLevish’s individual performance guidelines were primarily related to delivering solid financial results, including those related to the Cadbury integration and the leadership he has shown in transforming the Finance organization, including strengthening the leadership in the Finance function.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2010 – 2012 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

2008 – 2010 LTIP. Per the design of the plan, no individual adjustments were made.

Mr. Vernon

Base Salary Increase. Mr. Vernon’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2010, Mr. Vernon’s individual performance guidelines were primarily related to leading the North America business through a challenging operating environment while also leading the business through a turnaround by improving marketing and innovation programs, strengthening the leadership team in key businesses, improving sales effectiveness and focusing on significant cost reductions.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2010 – 2012 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

Mr. Clarke

Base Salary Increase. The Committee addressed a shortfall in Mr. Clarke’s salary compared to the Compensation Survey Group median. Mr. Clarke’s salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2010, Mr. Clarke’s individual performance guidelines were primarily related to his leadership in delivering very strong operating performance in Europe while leading the integration of both the LU and Cadbury businesses into the Kraft Foods business.

Equity Award (Stock Options and Deferred Stock Units). This equity grant along with the 2010 – 2012 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

Mr. Khosla

Base Salary Increase. Mr. Khosla’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2010, Mr. Khosla’s individual performance guidelines were primarily related to his leadership in delivering solid business results across Developing Markets despite an extremely challenging operating environment in the Central and Eastern Europe, Middle East and Africa region. Mr. Khosla was also instrumental in leading the Developing Markets business through the Cadbury integration during 2010.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2010 – 2012 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

2008 – 2010 LTIP. Per the design of the plan, no individual adjustments were made.

Additional Information on Compensation Principles

Providing Competitive Pay

Composition and Purpose of the Compensation Survey Group

We annually compare our compensation program with those companies in the Compensation Survey Group. This annual review is designed to assure that our compensation program and target compensation levels are consistent with market practice and maintain our ability to attract and retain the level of talent we need to drive sustainable superior total shareholder returns.

To assure that the Compensation Survey Group includes the most appropriate companies, the Committee considers companies meeting the following criteria: have similar revenue size and market capitalization, emphasize the food and beverage industry, have a global focus, are recognized for their industry leadership and brand recognition, have executive positions similar in breadth, complexity and scope of responsibility and compete with us for executive talent. In its evaluation of companies, the Committee starts with companies with revenue over $10 billion and up to 2.5 times our revenue. The median revenue of the peers is $27 billion. Our revenue exceeds the 75th percentile of the peer companies.

Based on this, and in consultation with management and with the assistance the Committee’s compensation consultant, the Committee maintained the following companies for the 2010 Compensation Survey Group:

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	Pfizer Inc.
Eli Lilly and Company	The Procter & Gamble Company
General Mills, Inc.	Sara Lee Corporation
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company

In determining appropriate compensation levels for the named executive officers, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group. Compensation data is provided by Aon Hewitt. The Committee’s compensation consultant reviews and evaluates the data provided by Aon Hewitt on behalf of the Committee.

2010 Competitive Positioning

Our compensation philosophy is to set target total compensation, including base salary and annual and long-term incentives, at or near the median of the Compensation Survey Group, based on size-adjusted data. The Committee believes that targeting the size-adjusted median of the Compensation Survey Group provides the opportunity to attract and retain talented employees. Due to our revenue size relative to our peer group ($49 billion in revenue for the year ended December 31, 2010 vs. a median of $27 billion), the Committee uses a size-adjusted median when comparing executive compensation levels. For positions with corporate-wide responsibilities, the Committee uses the average of the “revenue-correlated” median (based on $49 billion in revenues relative to the $27 billion median of the Compensation Survey Group) and the raw median to obtain a size-adjusted median. We use this same approach for senior business unit level positions. In effect, the Committee is using a value greater than the raw median but less than a revenue-correlated median. This results in a more conservative approach to benchmarking the compensation data than simply using the revenue-correlated median.

The magnitude of the size-adjusted median (in terms of percentile ranking) typically places total compensation, in addition to the individual elements of total compensation, between the raw median and the 75th percentile of the Compensation Survey Group. For perspective, our revenue exceeds the 75th percentile of the Compensation Survey Group.

Based on compensation actions taken for each of the named executive officers in 2010, target total compensation for each of them is at or below the size-adjusted median of the Compensation Survey Group, based on the latest available data reported by Aon Hewitt.

Composition and Purpose of the Performance Peer Group

The Committee uses the Performance Peer Group to understand the linkage of pay and performance and for determining the relative total shareholder measure in the LTIP. For 2010, the Performance Peer Group was comprised of companies the Committee considered to be our market competitors or that had been selected primarily on the basis of industry. In 2010, the Committee reviewed the composition of the Performance Peer Group and decided to include only food and non-alcoholic beverage companies. As a result, we removed Clorox, Colgate-Palmolive, Diageo and Procter & Gamble. Cadbury plc was also removed due to our business combination. We used the revised

Performance Peer Group starting with the 2010 – 2012 LTIP. There is substantial overlap (9 of the 12 companies) between the Performance Peer Group and the Compensation Survey Group. The primary difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are only food and non-alcoholic beverage companies and are included regardless of revenue size or market capitalization.

With respect to performance measures for our LTIP, we believe that it is relevant to compare our financial performance to a group of food and non-alcoholic beverage companies as it is likely that our shareholders are comparing our financial performance to a similar group of companies when making investment decisions. We believe that this group is less relevant when comparing compensation levels at various positions within the organization due to our size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Campbell Soup Company	H.J. Heinz Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	Sara Lee Corporation
The Hershey Company	Unilever N.V.

Requiring Stock Ownership

To further align the interests of our senior management (approximately 190 executives), including our named executive officers, with those of our shareholders, each executive is required to acquire and hold a significant amount of Kraft Foods common stock. Ms. Rosenfeld’s stock ownership requirement is eight times her salary, and we require that each of the other named executive officers hold four times their salaries. As of March 1, 2011, Ms. Rosenfeld and Messrs. McLevish and Khosla had stock ownership levels at or above their respective ownership guidelines. Messrs. Clarke and Vernon joined Kraft Foods in 2009 and are currently below minimum stock ownership levels as permitted under our policy. Under the policy, executives have five years from their employment date to attain expected stock ownership levels.

The Committee believes that our stock ownership levels will help increase the focus of our executives on improving total shareholder return over time. Our stock ownership guideline levels are greater than the median of our peers in the Compensation Survey Group, and we monitor compliance with these levels regularly. We define stock ownership as direct ownership of Kraft Foods common stock, including sole ownership, direct purchase plan shares, restricted shares and accounts over which the executive has direct or indirect ownership or control. This definition does not include unexercised Kraft Foods stock options or unearned performance shares. If an executive does not meet the ownership level in the required timeline, the Chairman and CEO may take any further action as she deems appropriate depending on the executive’s particular circumstances.

In December 2010, we added stock holding requirements to be used in tandem with our stock ownership guidelines. Starting in 2011, our named executive officers are required to hold 100% of all net-tax shares from stock option exercises and restricted stock and performance share vestings until they meet stock ownership guidelines. In addition, once stock ownership guidelines are attained, a named executive officer is required to hold 100% of net-tax shares for at least one year after stock option exercise or restricted stock or LTIP performance share vesting. This minimum period of ownership ensures that executives are not encouraged to make decisions that may influence the stock price in the short-term at the long-term detriment of our shareholders.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Kraft Foods’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Kraft Foods securities by Section 16 officers, including the named executive officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Kraft Foods securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Kraft Foods securities.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits our ability to deduct compensation paid to certain of the named executive officers (the covered employees) for tax purposes to $1.0 million annually. Covered employees include the principal executive officer and Kraft Foods’ next three highest paid executive officers, other than Kraft Foods’ principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2010, annual incentive awards, stock options, restricted stock and performance shares awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax deductible.

We intend to qualify time-vested restricted stock awards granted to our covered employees using the performance-based compensation exemption. In March 2009, the Committee approved a formula to determine the maximum number of restricted shares that could be awarded to the covered employees contingent upon the achievement of adjusted net earnings during a one-year performance period prior to the stock grant. Under the formula, the maximum number of restricted shares that could be awarded under our 2010 annual restricted stock awards program was equal to 1.50% of our adjusted net earnings in 2009. We defined adjusted net earnings as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, our Amended and Restated 2005 Performance Incentive Plan limits individual annual restricted stock awards to 1.0 million shares. In February 2010, using the adjusted net earnings formula, the Committee determined the grant value pool for the 2010 restricted stock grant awards. The maximum award available for grant to our CEO was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered employees, subject in each instance to the maximum individual award amount under our Amended and Restated 2005 Performance Incentive Plan.

The Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax deductible in 2010. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2010 because of other elements of their annual compensation. Specifically, to the extent that a covered employee’s compensation from a combination of base salary, restricted stock vesting proceeds not intended to be performance-based, restricted stock dividends and certain taxable perquisites exceeded $1.0 million, the excess amount was not deductible in 2010.

EXECUTIVE COMPENSATION TABLES

2010 Summary Compensation Table

All data in U.S. Dollars

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation			Change in Pension Value(4) ($)	All Other Compen- sation(5) ($)	Total Compen- sation ($)
					Annual Incentive Awards(3) ($)	Cumulative Three - Year (2007 - 2009) Incentive Plan Awards ($)	Total Non- Equity Incentive Plan Compen- sation ($)
Rosenfeld, Irene	2010	1,503,231	7,394,668	2,095,203	2,130,810	—	2,130,810	5,812,189	351,882	19,287,983
Chairman and Chief Executive Officer	2009	1,470,000	7,829,371	1,857,776	3,956,000	6,628,125	10,584,125	4,240,935	362,994	26,345,201
	2008	1,452,231	7,982,638	2,352,760	4,070,000	—	4,070,000	2,722,960	153,868	18,734,457

McLevish, Timothy	2010	736,923	1,956,975	566,795	665,000	—	665,000	268,411	115,752	4,309,856
Executive Vice President and Chief Financial Officer	2009	700,000	1,941,578	396,854	1,287,000	792,219	2,079,219	185,003	103,224	5,405,878
	2008	693,654	1,721,994	426,550	1,075,000	—	1,075,000	77,668	99,956	4,094,822

Clarke, Michael	2010	686,923	1,307,369	340,209	1,165,000	—	1,165,000	140,716	524,368	4,164,585
Executive Vice President and President, Europe	2009	640,000	2,018,005	200,678	900,000	—	900,000	132,665	955,674	4,847,022

Khosla, Sanjay	2010	734,769	1,374,580	321,272	847,200	—	847,200	297,788	101,118	3,676,727
Executive Vice President and President, Developing Markets	2009	720,000	2,389,562	215,472	1,050,000	900,583	1,950,583	237,206	275,190	5,788,013
	2008	714,923	1,345,685	281,792	1,100,000	—	1,100,000	148,261	232,809	3,823,470

Vernon, William	2010	743,462	1,900,236	491,266	409,450	—	409,450	—	113,413	3,657,827
Executive Vice President and President, North America

(1)	The stock awards column includes restricted stock or deferred stock units and performance shares. The amounts shown in this column represent the full grant date fair value of the stock awards granted in each year as computed in accordance with FASB ASC Topic 718. For performance shares, the amounts are based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”). Below is a breakout of the 2010 – 2012, 2009 – 2011 and 2008 – 2010 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date).

Name	Performance Cycle	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Rosenfeld, Irene	2010 – 2012	4,621,521	9,114,527
	2009 – 2011	3,732,819	7,350,480
	2008 – 2010	4,120,103	8,166,942

McLevish, Timothy	2010 – 2012	1,206,783	2,380,008
	2009 – 2011	1,066,480	2,100,060
	2008 – 2010	1,021,726	2,025,283

Clarke, Michael	2010 – 2012	857,079	1,690,325
	2009 – 2011	825,432	1,625,400

Khosla, Sanjay	2010 – 2012	949,354	1,872,309
	2009 – 2011	914,283	1,800,360
	2008 – 2010	883,065	1,750,428

Vernon, William	2010 – 2012	1,250,011	2,465,262

(2)	The option awards column includes option awards granted in 2010, 2009 and 2008. The amounts shown in this column represent the full grant date fair value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our Form 10-K.

(3)	The amounts shown in this column represent awards paid under our Annual Incentive Plan. Awards are paid in March of the following plan year.

(4)	The amounts shown in this column for Ms. Rosenfeld and Messrs. McLevish and Khosla represent the aggregate increase in the actuarial present value of each named executive officer’s benefits under our U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. For Mr. Clarke, the amount shown in this column represents the aggregate increase in the actuarial present value of benefits under our Mobile Employee Retirement Plan (“MERP”). Beginning January 1, 2009, the U.S. pension plans were no longer offered to newly hired U.S. employees. Mr. Vernon was hired on August 17, 2009 and is not eligible to participate in the U.S. pension plans. However, he is eligible to participate in an enhanced defined contribution plan similar to all other U.S. employees hired after December 31, 2008.

(5)	The amounts shown in the “All Other Compensation” column for 2010 include the following:

	I. Rosenfeld ($)	T. McLevish ($)	M. Clarke ($)	S. Khosla ($)	W. Vernon ($)
Personal use of company aircraft(a)	81,838	—	—	—	—
Car expenses	24,379	17,175	26,704	13,303	15,182
Financial counseling allowance	—	7,500	5,316	7,500	2,550
Relocation expenses(b)	—	—	50,970	—	2,146
Employer match on defined contribution plans	245,665	91,077	—	80,315	92,197
Reimbursement for taxes related to relocation(c)	—	—	3,511	—	1,338
Tax equalization payment(d)	—	—	178,966	—	—
Payments related to expatriate assignment(e)	—	—	258,901	—	—
Total All Other Compensation	351,882	115,752	524,368	101,118	113,413

(a)

For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	The relocation amounts for Messrs. Clarke and Vernon primarily include the costs of shipping household goods, temporary living fees and associated travel expenses.

(c)	The amounts represent reimbursement for taxes associated with Messrs. Clarke’s and Vernon’s relocations to our headquarters. These tax reimbursements are made in accordance with our relocation policy.

(d)	These tax payments are made pursuant to our International Assignment Policy, which is designed to facilitate the relocation of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries.

(e)	This amount includes payments or reimbursements made pursuant to our International Assignment Policy and includes house rental expenses of $165,859.

2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/ Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Rosenfeld, Irene	—	AIP	2,272,500	5,681,250	—	—	—	—	—	—
	01/04/2010	Performance Shares	—	—	166,780	333,560	—	—	—	4,621,521
	02/23/2010	Restricted Shares	—	—	—	—	95,150	—	—	2,773,147
	02/23/2010	Stock Options	—	—	—	—	—	570,900	29.145	2,095,203

McLevish, Timothy	—	AIP	675,000	1,687,500	—	—	—	—	—	—
	01/04/2010	Performance Shares	—	—	43,550	87,100	—	—	—	1,206,783
	02/23/2010	Restricted Shares	—	—	—	—	25,740	—	—	750,192
	02/23/2010	Stock Options	—	—	—	—	—	154,440	29.145	566,795

Clarke, Michael	—	AIP	560,000	1,400,000	—	—	—	—	—	—
	01/04/2010	Performance Shares	—	—	30,930	61,860	—	—	—	857,079
	02/23/2010	Deferred Stock Units	—	—	—	—	15,450	—	—	450,290
	02/23/2010	Stock Options	—	—	—	—	—	92,700	29.145	340,209

Khosla, Sanjay	—	AIP	592,000	1,480,000	—	—	—	—	—	—
	01/04/2010	Performance Shares	—	—	34,260	68,520		—	—	949,354
	02/23/2010	Restricted Shares	—	—	—	—	14,590	—	—	425,226
	02/23/2010	Stock Options	—	—	—	—	—	87,540	29.145	321,272

Vernon, William	—	AIP	675,000	1,687,500	—	—	—	—	—	—
	01/04/2010	Performance Shares	—	—	45,110	90,220		—	—	1,250,011
	02/23/2010	Restricted Shares	—	—	—	—	22,310	—	—	650,225
	02/23/2010	Stock Options	—	—	—	—	—	133,860	29.145	491,266

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2010 Annual Incentive Plan. Actual amounts under our 2010 Annual Incentive Plan were paid in March 2011 and are disclosed in the 2010 Summary Compensation Table. The maximum amounts shown for the 2010 Annual Incentive Plan awards are equal to 250% of target.

(2)	The performance shares are granted under our 2010 – 2012 LTIP. The target number of shares shown in the table reflects the number of shares of our common stock that will be earned if each of the performance metrics are at target levels. Actual shares awarded under the 2010 – 2012 LTIP are scheduled to be paid in March 2013. No dividends or dividend equivalents are paid or earned on unvested performance shares.

(3)	Dividends are paid on the unvested restricted stock and dividend equivalents are paid on the deferred stock units at the same rate as Kraft Foods shareholders.

(4)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For all stock options granted in 2010, the exercise price ($29.145) is greater than the closing stock price ($29.13) on the date of grant.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

2010 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Un- exercised Options Exercisable (#)	Number of Securities Underlying Un- exercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	06/27/2006	—	—	—	—	—	225,884	7,117,605	—	—
	05/03/2007	—	—	300,000	33.140	05/02/2017	—	—	—	—
	02/04/2008	—	—	—	—	—	131,000	4,127,810	—	—
	02/04/2008	345,840	178,160	—	29.485	02/02/2018	—	—	—	—
	01/02/2009	—	—	—	—	—			136,120	4,289,141
	02/20/2009	—	—	—	—	—	173,300	5,460,683	—	—
	02/20/2009	228,756	464,444	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	166,780	5,255,238
	02/23/2010	—	—	—	—	—	95,150	2,998,177	—	—
	02/23/2010	—	570,900	—	29.145	02/21/2020	—	—	—	—

McLevish, Timothy	02/04/2008	—	—	—	—	—	23,750	748,363	—	—
	02/04/2008	62,700	32,300	—	29.485	02/02/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	38,890	1,225,424
	02/20/2009	—	—	—	—	—	37,020	1,166,500	—	—
	02/20/2009	48,866	99,214	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	43,550	1,372,261
	02/23/2010	—	—	—	—	—	25,740	811,067	—	—
	02/23/2010	—	154,440	—	29.145	02/21/2020	—	—	—	—

Clarke, Michael	01/02/2009	—	—	—	—	—	27,780	875,348	—	—
	01/02/2009	—	—	—	—	—	—	—	30,100	948,451
	02/20/2009	—	—	—	—	—	18,720	589,867	—	—
	02/20/2009	24,710	50,170	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	30,930	974,604
	02/23/2010	—	—	—	—	—	15,450	486,830	—	—
	02/23/2010	—	92,700	—	29.145	02/21/2020	—	—	—	—

Khosla, Sanjay	02/04/2008	—	—	—	—	—	15,690	494,392	—	—
	02/04/2008	41,421	21,339	—	29.485	02/02/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	33,340	1,050,543
	02/20/2009	—	—	—	—	—	62,410	1,966,539	—	—
	02/20/2009	26,532	53,868	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	34,260	1,079,533
	02/23/2010	—	—	—	—	—	14,590	459,731	—	—
	02/23/2010	—	87,540	—	29.145	02/21/2020	—	—	—	—

Vernon, William	01/02/2009	—	—	—	—	—	—	—	40,280	1,269,223
	08/17/2009	—	—	—	—	—	23,940	754,349	—	—
	01/04/2010	—	—	—	—	—	—	—	45,110	1,421,416
	02/23/2010	—	—	—	—	—	22,310	702,988	—	—
	02/23/2010	—	133,860	—	29.145	02/21/2020	—	—	—	—

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
06/27/2006	Restricted shares	Shares vest on 07/01/2011.

05/03/2007	Stock options

One-half of the shares under this performance-contingent stock option will vest only if the price of our common stock maintains a trading price of $38.11 for at least ten trading days during the ten-year term of the stock option award. The remaining one-half of the shares will vest only if the price of our common stock maintains a trading price of $41.43 for at least ten trading days during the ten-year term of the stock option award.

02/04/2008	Restricted shares	100% of award vests on 02/11/2011.

02/04/2008	Stock options	First tranche (33%) vests on 02/04/2009, the second tranche (33%) vests on 02/04/2010 and last tranche (34%) vests on 02/04/2011.

01/02/2009	Performance shares	100% of award vests on 12/31/2011, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2012.

01/02/2009	Deferred stock units	100% of award vests on 01/02/2012.

02/20/2009	Restricted shares/ Deferred stock units	100% of award vests on 02/17/2012.

02/20/2009	Stock options	First tranche (33%) vests on 2/19/2010, second tranche (33%) vests on 02/18/2011 and last tranche (34%) vests on 02/17/2012.

08/17/2009	Restricted shares	First tranche (33%) vests on 08/17/2010, second tranche (33%) vests on 08/17/2011 and last tranche (34%) vests on 08/17/2012.

01/04/2010	Performance shares	100% of award vests on 12/31/2012, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2013.

02/23/2010	Restricted shares/ Deferred stock units	100% of award vests on 02/22/2013.

02/23/2010	Stock options	First tranche (33%) vests on 02/22/2011, second tranche (33%) vests on 02/22/2012 and last tranche (34%) vests on 02/22/2013.

(2)	The market value of the shares that have not vested is based on the closing price of our common stock of $31.51 on December 31, 2010, as reported on the NYSE.

2010 Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Rosenfeld, Irene	—	—	306,303	9,353,487
McLevish, Timothy	—	—	54,630	1,729,713
Khosla, Sanjay	—	—	67,257	2,042,957
Vernon, William	—	—	11,970	350,242

(1)	The amounts shown include performance shares awarded under our 2008 – 2010 LTIP performance cycle, which ended on December 31, 2010.

(2)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares.

2010 Pension Benefits

		Number of Years of Credited Service(1)		Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
Name	Plan Name	(#)		($)	($)
Rosenfeld, Irene	Kraft Foods Global, Inc. Retirement Plan	28.2		895,566	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	28.2		16,220,023	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan II	1.7	(3)	1,080,901	—

McLevish, Timothy	Kraft Foods Global, Inc. Retirement Plan	3.3		89,185	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	3.3		455,327	—

Clarke, Michael	Kraft Foods Mobile Employee Retirement Plan	2.0		273,381	—

Khosla, Sanjay	Kraft Foods Global, Inc. Retirement Plan	4.0		112,958	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	4.0		635,809	—

(1)	The years of credited service under the plans are equivalent to the years of total service for the named executive officers through December 31, 2010, unless otherwise noted.

(2)

For Ms. Rosenfeld and Messrs. McLevish and Khosla, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 11 to the consolidated financial statements contained in our Form 10-K.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for Ms. Rosenfeld and 65 for Messrs. Clarke, McLevish and Khosla. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2010;

•	Discount rate of 5.6%; and

•	RP 2000 Mortality Table Projected to 2011.

For Mr. Clarke, the amount reflects the actuarial present value of benefits accumulated under our MERP.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 65. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2010;

•	Discount rate of 5.0%; and

•	1983 Group Annuity Mortality Table.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006. The value of this enhancement at Ms. Rosenfeld’s current compensation level is approximately $1,080,901.

Retirement Benefits

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the named executive officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Ms. Rosenfeld and Messrs. McLevish and Khosla, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon, similar to all other U.S. employees hired after December 31, 2008, is eligible to participate in an enhanced defined contribution plan, which is described under “– 2010 Non-Qualified Deferred Compensation – U.S. Supplemental Defined Contribution Plan” below. Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•

0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35–year average ends in the year you reach age 66. If you were born after 1954, the 35–year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2010, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Retirement Plan. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several named executive officers participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Ms. Rosenfeld and Messrs. McLevish and Khosla, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless of whether or not the executive exceeds the applicable Code limits. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon is eligible to participate in an enhanced defined contribution plan, which is described under “– 2010 Non-Qualified Deferred Compensation – U.S. Supplemental Defined Contribution Plan” below. As of December 31, 2010, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan I. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for Kraft Foods between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to Kraft Foods.

As of December 31, 2010, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Kraft Foods Mobile Employee Retirement Plan (MERP) – Mr. Clarke

All eligible mobile employees working outside of the United States who are not citizens or resident aliens of the United States, including Mr. Clarke, may participate in the MERP with the approval of our management. The MERP is an unfunded and non-contributory benefit plan. Benefits under this plan are payable upon retirement in the form of a monthly pension or, under certain conditions, a lump sum. Normal retirement under this plan is defined as age 65 with 5 years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.75% per year of credited service multiplied by the final average pay less

•	any offsets, i.e., local social security or company benefits.

Final average pay is defined as the highest annual average of the pensionable earnings over any 60–month period in the last 120 months of service.

2010 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2010(1) ($)	Registrant Contributions in 2010(2) ($)	Aggregate Earnings in 2010(3) ($)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance as of December 31, 2010(4) ($)

Rosenfeld, Irene	5,486,236	234,640	133,703	—	9,652,855
McLevish, Timothy	266,838	80,052	20,431	—	727,415
Clarke, Michael(5)	—	—	—	—	—
Khosla, Sanjay	230,965	69,290	26,946	—	913,051
Vernon, William	47,908	71,862	2,067	—	121,837

(1)	All executive contributions made in 2010 were under our U.S. Supplemental Defined Contribution Plan and our U.S. Executive Deferred Compensation Plan. Amounts deferred from base salary and from amounts paid in 2010 under the Annual Incentive Plan are included in the 2010 Summary Compensation Table. The amounts of executive contributions in 2010 attributable to base salary and incentive plan awards for the participating named executive officers were as follows: Ms. Rosenfeld – $75,493 (base salary), $2,096,680 (Annual Incentive Plan award), $3,314,063 (cumulative three-year 2007 – 2009 LTIP award); Mr. McLevish – $90,346 (base salary), $176,492 (Annual Incentive Plan award); Mr. Khosla – $89,446 (base salary), $141,519 (Annual Incentive Plan award); and Mr. Vernon – $30,964 (base salary), $16,944 (Annual Incentive Plan award).

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2010 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2010 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for the named executive officers in prior years. Amounts reported attributable to base salary, annual incentive plan awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating named executive officers are as follows: Ms. Rosenfeld – $2,991,475; Mr. McLevish – $348,366; and Mr. Khosla – $561,967.

(5)	Mr. Clarke is not eligible for the U.S. non-qualified deferred compensation programs.

U.S. Supplemental Defined Contribution Plan

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. Ms. Rosenfeld and Messrs. McLevish, Khosla and Vernon contributed to the Supplemental Defined Contribution Plan in 2010. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual incentive awards) and receive corresponding Kraft Foods matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Kraft Foods matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2010 was 3.45%.

U.S. Executive Deferred Compensation Plan

The Kraft Foods U.S. Executive Deferred Compensation Plan is a non-qualified plan that allows our U.S. named executive officers to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until termination of employment or retirement. They may also elect to receive distributions of their accounts while still employed with Kraft Foods, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2010.

Involuntary Termination Without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. In these circumstances, we have a separation pay plan in the United States that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Kraft Foods; or

•	engaging in other conduct that adversely reflects on Kraft Foods in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Kraft Foods receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary, plus pro-rata target annual cash incentive. That amount may be increased, at the discretion of management, with the approval of the Human Resources and Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Benefits Continuation. Named executive officers typically continue participating in the health and welfare benefits plans during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment. In addition, under our retirement plans, eligible named executive officers receive an additional one year of pension accrual, except for the Chief Executive Officer who receives an additional two years of pension accrual.

Additional Arrangements. In addition to the separation pay and benefits described above, in accordance with Ms. Rosenfeld’s and Messrs. McLevish’s, Clarke’s, Khosla’s and Vernon’s employment offer letters, if any of them is involuntarily terminated without cause prior to the vesting of the restricted stock granted to them upon joining or rejoining Kraft Foods, as applicable, his or her individual restricted stock awards will continue to vest on the normal vesting dates. As of December 31, 2010, Ms. Rosenfeld’s, Mr. Clarke’s and Mr. Vernon’s restricted stock granted to him or her upon joining or rejoining Kraft Foods had not fully vested.

Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2010

Name	Separation Pay(1) ($)	Health & Welfare Continuation(2) ($)	Value of Unvested Restricted Stock Awards(3) ($)	Continuation of Benefits(4) ($)	Present Value of Additional Retirement Benefit Plans(5) ($)	Total ($)

Rosenfeld, Irene	3,030,000	457,352	7,117,605	66,667	1,240,824	11,912,448
McLevish, Timothy	750,000	19,383	—	22,500	169,593	961,476
Clarke, Michael	700,000	27,153	875,348	22,500	136,690	1,761,691
Khosla, Sanjay	740,000	16,240	—	22,500	189,303	968,043
Vernon, William	750,000	19,383	754,349	22,500	—	1,546,232

(1)	For the named executive officers active as of December 31, 2010, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. McLevish, Clarke, Khosla and Vernon.

(2)	The amounts reflect two years of medical, dental, long-term disability and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, long-term disability and life insurance premiums for the other named executive officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period.

(3)	Per the terms of Ms. Rosenfeld’s and Messrs. Clarke’s and Vernon’s employment offer letters, all unvested restricted stock or deferred stock units granted to them as sign-on equity awards will continue to vest on the scheduled vesting dates. The values of the restricted stock or deferred stock units are based on a December 31, 2010 closing stock price of $31.51.

(4)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other named executive officers.

(5)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other named executive officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•   Acquisition of 20% or more of our outstanding voting securities;

•   Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•   Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•   Complete liquidation of Kraft Foods or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•   Consummation of a CIC; and

•   Termination of employment by Kraft Foods other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•   Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•   Gross negligence, dishonesty or violation of any reasonable rule or regulation of Kraft Foods where the violation results in significant damage to Kraft Foods; or

•   Engaging in other conduct which adversely reflects on Kraft Foods in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•   Chief Executive Officer – three times base salary plus target annual incentive;

•   All other named executive officers – two times base salary plus target annual incentive;

•   Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•   Continuation of financial counseling and car allowances for three years for the Chief Executive Officer and two years for the other named executive officers;

•   Outplacement services up to two years following the CIC; and

•   The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Incentive Awards	• Awards under the Annual Incentive Plan and the LTIP are paid out in cash at target levels, on a pro-rata basis. This is a “single trigger” payment.

Plan Element	Description
Treatment of Equity Awards

•   Restricted stock and stock options only vest upon a CIC if the participant is terminated by Kraft Foods other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Kraft Payment of Excise Tax

•   Chief Executive Officer – we will gross up excise tax payable due to CIC severance; and

•   For other eligible executive officers, we will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Code Section 4999 limit.

•   In December 2009, we amended the CIC Plan to terminate the excise tax gross ups for executives starting participation in the CIC Plan on or after January 1, 2010.

Potential Payout upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2010

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2010. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Long-Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Options(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Continuation of Benefits(6) ($)	Excise Tax Gross Up(7) ($)	Total ($)
Rosenfeld, Irene	11,362,500	4,611,173	476,028	19,704,274	5,366,591	1,551,951	125,000	6,458,948	49,656,465
McLevish, Timothy	2,850,000	1,274,369	38,766	2,725,930	1,211,571	339,185	70,000	1,374,464	9,884,285
Clarke, Michael	2,520,000	957,169	54,306	1,952,045	614,124	273,381	70,000	—	6,441,025
Khosla, Sanjay	2,664,000	1,060,206	32,480	2,920,662	674,239	378,604	70,000	—	7,800,191
Vernon, William	2,850,000	1,319,954	38,766	1,457,338	316,579	—	70,000	1,509,654	7,562,291

(1)	For the named executive officers active as of December 31, 2010, the amounts reflect the following: three times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for Messrs. McLevish, Clarke, Khosla and Vernon.

(2)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at the assumed date of a change in control. The portion of the pro rata LTIP awards relating to the 2009 – 2011 and 2010 – 2012 performance cycles are based on a December 31, 2010 closing stock price of $31.51.

(3)	The amounts reflect our cost of providing medical, dental, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other named executive officers. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.

(4)	The amounts reflect the value of the immediate vesting of all outstanding restricted stock awards and outstanding stock options as of the effective date of termination, based on a December 31, 2010 closing stock price of $31.51.

(5)	Our CIC Plan provides an additional two years of pension accrual (three for the Chief Executive Officer) in the event of a change in control.

(6)	The amounts reflect the value of financial counseling, car allowance and outplacement services.

(7)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

Potential Payout upon Other Types of Separations

In the event that a named executive officer is terminated from Kraft Foods due to death, disability or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock options would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the named executive officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the named executive officer participated in the applicable plans.

Based on a December 31, 2010 termination due to death, disability or normal retirement, the estimated value of such payments for the named executive officers are described in the table below:

Name	Long-Term Incentive Award(1) ($)	Value of Unvested Restricted Stock Awards(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Rosenfeld, Irene	4,611,173	19,704,274	5,366,591	29,682,038
McLevish, Timothy	1,274,369	2,725,930	1,211,571	5,211,870
Clarke, Michael	957,169	1,952,045	614,124	3,523,338
Khosla, Sanjay	1,060,206	2,920,662	674,239	4,655,107
Vernon, William	1,319,954	1,457,338	316,579	3,093,871

(1)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at the assumed date of termination due to death, disability or normal retirement. The portion of the pro rata LTIP awards relating to the 2009 – 2011 and the 2010 – 2012 performance cycles are based on a December 31, 2010 closing stock price of $31.51.

(2)	The amounts reflect the immediate vesting of all outstanding restricted stock and outstanding stock option awards as of the effective date of termination, based on a December 31, 2010 closing stock price of $31.51.

In the event a named executive officer separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service with Kraft Foods), he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of our Human Resources and Compensation Committee. The value of the total payments for each named executive officer could range from $0 to an amount no greater than the amounts shown above under normal retirement.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our Class A common stock beneficially owned as of March 1, 2011, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)		Deferred Stock/Additional Underlying Units(3)	Total Shares/Interests Held
Directors:
Banga, Ajaypal	—		18,024	18,024
Hart, Myra	7,002		9,583	16,585
Henry, Peter	—		—	—
Juliber, Lois	2,309		14,052	16,361
Ketchum, Mark	—		18,024	18,024
Lerner, Richard	—		26,336	26,336
McDonald, Mackey	3,145		4,238	7,383
Pope, John	31,038	(4)	4,238	35,276	(4)
Reynolds, Fredric	30,000		14,052	44,052
van Boxmeer, Jean-François	—		4,238	4,238
Wright, Deborah	18,027		14,052	32,079
Zarb, Frank	13,091	(5)	4,238	17,329	(5)

Officers:
Clarke, Michael	80,011		77,670	157,681
Khosla, Sanjay	302,861		—	302,861
McLevish, Timothy	398,167		—	398,167
Rosenfeld, Irene	2,408,797	(6)	—	2,408,797	(6)
Vernon, W. Anthony	123,112		—	123,112
All directors and executive officers as a group (22 persons)(7)	4,773,454		220,153	4,993,607

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of March 1, 2011.

(2)	Includes stock options that are exercisable or will become exercisable within 60 days after March 1, 2011 as follows: Mr. Pope – 3,995; Ms. Wright – 3,995; Mr. Clarke – 80,011; Mr. Khosla – 144,712; Mr. McLevish – 243,697; Ms. Rosenfeld – 1,169,909; Mr. Vernon – 44,173; and all other executive officers – 693,702. Also includes shares of restricted stock as follows: Mr. Khosla – 92,720; Mr. McLevish – 86,330; Ms. Rosenfeld – 578,264; Mr. Vernon – 68,250; and all other executive officers – 228,960.

(3)	Includes deferred stock units and shares held in the Kraft Foods Thrift/TIP 401(k) Plans and Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan as of January 31, 2011. Also includes deferred shares held in the stock deferral plan under the 2006 Stock Compensation Plan for Non-Employee Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Human Resources and Compensation Committee Matters – Compensation of Non-Employee Directors” above.

(4)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(5)	Includes 600 shares held in trust for the benefit of Mr. Zarb’s son and grandchildren and 1,500 shares held by his spouse.

(6)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse. Also includes stock options granted under our 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment to Chairman. One-half of the shares under this performance-contingent stock option will vest only if our stock price maintains a trading price of $38.11 for at least ten trading days. The remaining one-half of the shares will vest only if our stock price maintains a trading price of $41.43 for at least ten trading days.

(7)	This group includes, in addition to the individuals named in the table, David Brearton, Marc Firestone, Karen May, Sam Rovit, Jean Spence and Mary Beth West.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2010. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
Warren E. Buffett	105,214,584	6.0%
Berkshire Hathaway Inc.(1) 3555 Farnam Street Omaha, Nebraska 68131

Capital Research Global Investors(2) 333 South Hope Street Los Angeles, California 90071	97,712,507	5.6%

BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	89,613,296	5.1%

*	Calculated based on shares of our issued and outstanding common stock as of March 16, 2011.

(1)	Based on the Schedule 13G/A filed jointly by Mr. Buffett and his affiliates on February 14, 2011 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and investment power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

(2)	Based on the Schedule 13G filed by Capital Research Global Investors on February 11, 2011 with the SEC. The reporting person has sole voting power with respect to 93,962,507 shares and sole investment power with respect to 97,712,507 shares. The reporting person has no shared voting power or shared investment power with respect to the shares.

(3)	Based on the Schedule 13G/A filed by BlackRock, Inc. on February 7, 2011 with the SEC.

ITEM 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that our shareholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our named executive officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our named executive officers’ compensation dependent on (1) the achievement of specific annual and long-term strategic and corporate goals and (2) the realization of increased shareholder value. Additionally, we have many compensation practices that ensure that our programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Human Resources and Compensation Committee Matters” and “Compensation Discussion and Analysis” and include:

•	all members of our Human Resources and Compensation Committee are independent directors, within the meaning of the NYSE listing standards;

•	our Human Resources and Compensation Committee engages and receives the advice from an independent compensation consultant;

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	we do not pay the tax liability (i.e., no gross ups) associated with reimbursements for executive perquisites;

•

we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, substantial stock ownership guidelines and stock holding requirements and an executive incentive compensation recoupment (clawback) policy;

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•	we have an insider trading policy that prohibits our executive officers from engaging in derivative or hedging transactions in our securities;

•	our long-term incentive program is 100% stock-based;

•	approximately 85% of our Chief Executive Officer’s total compensation is at-risk, incentive-based pay, of which over 80% is based on long-term performance; and

•	over 50% of our other named executive officers’ total compensation is based on long-term performance.

Our Human Resources and Compensation Committee has established a thorough process for reviewing and approving our compensation program designs and practices and amounts awarded to our executive officers. Our Human Resources and Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, in 2010 and for 2011, the Human Resources and Compensation Committee made the following changes to our executive compensation practices:

•

increased weighting of revenue growth to 45% and operating income to 35% and decreased weighting of free cash flow to 20% in our Annual Incentive Plan to emphasize the importance of revenue growth in our strategic plan;

•	increased the emphasis of our long-term incentive compensation for senior management by changing the stock award mix to 50% performance shares, 25% stock options and 25% restricted stock;

•	increased the weighting on relative total shareholder return in our performance share program from 30% to 50%;

•	added stock holding requirements for executive officers; and

•	eliminated change in control excise tax gross ups for new participants in our change in control plan.

Please read “Compensation Discussion and Analysis” beginning on page 30 and “Executive Compensation Tables” beginning on page 52 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to support our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement. Our Human Resources and Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Kraft Foods’ shareholders approve, on an advisory basis, the compensation paid to Kraft Foods’ named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Our named executive officer compensation as disclosed in this Proxy Statement will be approved if it receives more votes FOR than votes AGAINST. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum at the Annual Meeting, but are not considered as votes cast with respect to this proposal and therefore will have no effect on this proposal to approve the named executive officer compensation as disclosed in this Proxy Statement.

This vote on the named executive officer compensation is advisory, and therefore will not be binding on Kraft Foods, our Human Resources and Compensation Committee or our Board. However, our Board and Human Resources and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Human Resources and Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns.

The Board recommends that you vote FOR the approval of our named executive officer compensation as disclosed in this Proxy Statement.

ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act also enables our shareholders to indicate how frequently they want to vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Item 2 in this Proxy Statement. By voting on this Item 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Meeting.

After careful consideration of this proposal, our Board determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for Kraft Foods and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.

The Board believes that shareholders should vote on named executive officer compensation every year so that they may provide us annually with their direct input. Setting a one-year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for Kraft Foods to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation program. We understand that our shareholders may have different views as to what is the best approach for Kraft Foods, and we look forward to hearing from our shareholders on this proposal.

In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board’s recommendation to vote for a frequency of one year for holding future advisory votes on the compensation of our named executive officers. Rather, you are voting on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives a majority of votes cast (or the highest number of votes cast if no option receives a majority) by shareholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum at the Annual Meeting, but are not considered as votes cast with respect to this proposal and therefore will have no effect on this proposal regarding the frequency of an advisory vote on executive compensation. Because this vote is advisory and not binding on Kraft Foods, our Human Resources and Compensation Committee or our Board, our Board and Human Resources and Compensation Committee may decide that it is in the best interests of our shareholders and Kraft Foods to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board recommends that you vote for the option of “ONE YEAR” on the advisory vote on the frequency of an executive compensation vote.

ITEM 4. APPROVAL OF THE KRAFT FOODS INC. AMENDED AND RESTATED 2006 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Introduction

The Human Resources and Compensation Committee is responsible for assessing our equity compensation policies. The Human Resources and Compensation Committee believes that equity-based awards should be a significant part of our non-employee director compensation program, which is designed to align our non-employee directors’ interests with those of our shareholders and assist Kraft Foods in attracting and retaining highly qualified non-employee directors by affording them an opportunity to share in our future successes.

In January 2011, as part of the Human Resources and Compensation Committee’s periodic evaluation of our non-employee director compensation program, the committee reviewed the Kraft Foods Inc. 2006 Stock Compensation Plan for Non-Employee Directors. Our shareholders originally approved the plan on April 25, 2006, and the Board twice amended the plan to incorporate certain technical changes (related to deferred stock awards and compliance with Section 409A of the Code) into the plan (the “Current Plan”).

Following its review of the Current Plan, the Human Resources and Compensation Committee recommended that our Board amend the plan to:

•	extend the plan’s term;

•	increase the number of authorized shares available for awards under the plan by 500,000, increasing the total number of authorized shares from 500,000 to 1,000,000; and

•

include several additional terms and limitations that the Human Resources and Compensation Committee believes are consistent with the long-term interests of our shareholders and sound corporate governance practices.

On March 23, 2011, upon recommendation of the Human Resources and Compensation Committee, our Board approved the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors, amended and restated as of May 24, 2011 (the “Amended Plan”), subject to shareholder approval. A copy of the Amended Plan is attached as Exhibit B to this Proxy Statement. If approved by our shareholders at the Annual Meeting, the Amended Plan will update and supersede the Current Plan.

The Amended Plan includes a number of specific terms and limitations that the Board believes are consistent with the long-term interests of our shareholders and sound corporate governance practices. These include:

•

No evergreen provision. The Amended Plan provides for a fixed reserve of shares of our common stock available for awards granted under the plan and does not provide for any annual increase of available shares.

•

Conservative share-counting provisions. The Amended Plan prohibits shares tendered to pay the exercise price of an award or shares withheld for payment of taxes to be added back to the number of shares remaining available for issuance under the plan.

•	Limits on dividends and dividend equivalents. The Amended Plan prohibits the issuance of dividends and dividend equivalents on stock options and stock appreciation rights (“SARs”).

•	Limited terms. The Amended Plan sets the maximum term for options and SARs at ten years. The Amended Plan will terminate in 2021.

•	No stock option repricings. The Amended Plan expressly prohibits the repricing of stock options and SARs without shareholder approval.

•	No discounted stock options or SARs. The Amended Plan requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•	Annual cap on awards. The Amended Plan provides for a limit on the value of annual stock awards to non-employee directors.

•

Change in control definition limited. The Amended Plan contains a change in control definition that triggers payments to non-employee directors only when an actual change in control of Kraft Foods occurs. Awards vest upon a change in control and only if an acquiring company does not assume the awards or if the non-employee director’s service ceases for any reason (“double trigger”).

Under the Current Plan, our current and prior employee stock plans and prior director stock plans, as of March 16, 2011, we had a total of 80,358,843 shares subject to outstanding awards, consisting of a total of 65,966,741 options with a weighted average exercise price of $28.95 and weighted average remaining contractual term of 7.4 years, and 14,392,102 shares subject to full-value awards. As of that date, we also had 326,766 shares available for future awards under the Current Plan and 54,508,422 shares available for future awards under our current employee stock plan, the Amended and Restated 2005 Performance Incentive Plan, of which 19,356,550 shares may be granted as full-value awards. Under the Amended Plan, the number of shares of our common stock available for issuance would be increased by 500,000 shares. Therefore, if approved by shareholders, as of March 16, 2011, we would have had 826,766 shares available for future awards under the Amended Plan.

The Amended Plan is being submitted for approval by shareholders in accordance with the NYSE listing requirements. We believe the Amended Plan will allow us the flexibility to meet future needs in order to provide our non-employee directors with an ownership interest in Kraft Foods and attract and retain highly qualified non-employee directors by affording them an opportunity to share in our future successes.

Increase in Authorized Shares

Currently, there are 326,766 shares available for awards under the Current Plan. The Board believes the increase in authorized shares is important to us and our shareholders so that we have an adequate reserve of shares available under the plan to continue to attract, retain and reward highly qualified directors. The Board believes that the 500,000 share increase represents a reasonable amount of potential equity dilution while allowing the Human Resources and Compensation Committee to continue to achieve the plan’s purposes.

Plan Term Extension

The Current Plan expires after the Human Resources and Compensation Committee makes awards to non-employee directors immediately following the 2011 Annual Meeting of Shareholders. Extending the term of the plan ten years allows the Board to continue awarding equity compensation to our non-employee directors, which promotes alignment with our shareholders’ interests.

Summary of the Amended Plan

The following is a general description of the material features of the Amended Plan. This description is qualified in its entirety by reference to the provisions of the Amended Plan set forth in Exhibit B to this Proxy Statement.

Eligibility and Limits on Awards. Only members of the Board who are not full-time employees of Kraft Foods or its subsidiaries will be granted awards under the Amended Plan. Currently, ten non-employee directors will be granted awards in 2011 under the Amended Plan if shareholders approve the Amended Plan.

The fair market value on the date of grant of the annual equity award to a non-employee director cannot exceed $500,000. See also “– Annual Awards” below.

Administration. The Human Resources and Compensation Committee will administer the Amended Plan. The Amended Plan authorizes the Human Resources and Compensation Committee to delegate its administrative functions as it deems appropriate. The Amended Plan also authorizes the Human Resources and Compensation Committee to adopt any modifications, procedures and subplans that may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which non-employee directors reside or of which they are citizens.

Shares Reserved for Awards. The total number of shares of common stock reserved and available for awards under the Amended Plan will be 1,000,000, which consists of 500,000 shares approved in 2006 and 500,000 shares added under the Amended Plan. Under the Current Plan, as of March 16, 2011, the number of shares subject to outstanding awards was 45,331 and the number of shares available for future awards was 326,766.

If any stock option or similar stock-based award is forfeited or expires without common stock being delivered as payment to a non-employee director, the shares subject to that award that were not so paid will again be available for distribution as awards under the Amended Plan. If SARs or similar stock-based awards are exercised, the full number of shares of common stock with respect to which the award is measured will be considered distributed for purposes of determining the number of shares remaining available for issuance under the Amended Plan. Similarly, any shares of common stock that a non-employee director uses to pay withholding or other taxes or the exercise price of an award will be considered distributed for purposes of determining the number of shares remaining available for issuance under the Amended Plan.

In the event of any transaction or event that affects our common stock, including a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, the Human Resources and Compensation Committee will make adjustments or substitutions with respect to the Amended Plan and any prior non-employee director plans and to awards granted thereunder. The permitted adjustments and substitutions are only those the Human Resources and Compensation Committee determines are appropriate to reflect the occurrence of the transaction or event, including, but not limited to, adjustments to the aggregate number and kind of securities reserved for issuance under the Amended Plan; to the award limits on individual amounts; to the number and kind of securities subject to outstanding awards; and, if applicable, to the grant or exercise price of outstanding awards. The Human Resources and Compensation Committee may also provide for the payment of any outstanding awards in cash, including payment of cash in lieu of any fractional awards, provided that this payment complies with Section 409A of the Code.

Annual Awards. Immediately following our annual meeting of shareholders beginning in 2011, the Human Resources and Compensation Committee may award each non-employee director an annual stock award having an aggregate fair market value on that date of up to $500,000 (with any fractional share being rounded up to the next whole share), as determined by the committee. However, as of the date of this Proxy Statement, our Guidelines provide that the fair market value of the annual stock awards to non-employee directors will be $125,000. The Human Resources and Compensation Committee intends that any changes to the value of these awards will be consistent with market practice. See “Human Resources and Compensation Committee Matters – Compensation of Non-Employee Directors” in this Proxy Statement. This award may be made in the form of shares of common stock, restricted stock, deferred stock, stock options, other stock-based awards or any combination thereof, as determined by the Human Resources and Compensation Committee. Restricted stock means an award of common stock that is subject to forfeiture in the event that the non-employee director ceases to serve as a director of Kraft Foods prior to the end of the stated restriction period, other than as a result of death or disability. Deferred stock means an unfunded obligation of Kraft Foods, represented by an entry on our books and records, to issue one share of common stock on the date of distribution. Other stock-based awards are awards denominated in, valued in whole or in part by reference to or otherwise based on or related to, the common stock.

Stock Options and Similar Awards. If stock options or similar stock-based awards, such as SARs, are granted under the Amended Plan, the exercise or purchase price of each award will be no less than the fair market value of one share of common stock on the date of grant. The term of each stock option or similar stock-based award will be no more than ten years. Each stock option or similar stock-based award will vest in not less than six months (or longer if specified in the award agreement) from the date of the grant. These awards will be forfeited if the participant ceases to be a non-employee director during any vesting period, other than as a result of death, disability or retirement as specified in the award agreement. Unless the Human Resources and Compensation Committee otherwise determines, payment of the exercise price may be made in the form of shares of our common stock that the non-employee director already owns, valued at fair market value.

Deferrals. The Human Resources and Compensation Committee may require or permit a non-employee director to defer the receipt of shares of common stock or other awards under the Amended Plan. Non-employee directors may elect to defer the receipt of shares of common stock, restricted stock or deferred stock awarded by timely filing an election to establish a deferred stock account. Any election will remain in effect until the non-employee director makes a new election with respect to future awards or elects to no longer participate in the deferred stock program. A non-employee director may elect to receive payment from his or her deferred stock account when he or she no longer serves as a director. All elections must comply with applicable tax rules and regulations and other rules and procedures established by the Human Resources and Compensation Committee. The deferred stock account of each non-employee director who elects to participate in the deferred stock program will be credited with shares of deferred stock equal to the number of shares of common stock or restricted stock that the director elected to receive as deferred stock or with the number of shares subject to deferred stock. Each share of common stock credited to a participant’s deferred stock account represents an unfunded obligation of Kraft Foods to issue a share of common stock to the participant on a future date of distribution. The deferred stock will earn cash dividend equivalents in the same amounts as cash dividends that would have been paid on shares of common stock, and these amounts will be invested in additional deferred stock.

Change in Control Provisions. The Amended Plan provides that any awards that are either assumed by a successor corporation or an affiliate or replaced with equity awards that preserve the existing value of the awards at the time of a “Change in Control” (as defined in the Amended Plan) and provide for payout in accordance with the same or more favorable vesting schedule will remain outstanding according to the awards’ terms. However, if, within one year after the Change in Control, the non-employee director’s service as director terminates for any reason, then all of the director’s outstanding awards will immediately and fully vest and, with respect to stock options and similar stock-based awards, become immediately exercisable.

If awards are not assumed by the successor corporation or an affiliate or replaced as described above, all of the non-employee director’s outstanding awards will immediately and fully vest and, with respect to stock options and similar stock-based awards, become immediately exercisable. Alternatively, the Board may provide for the cancellation of any outstanding awards at the time of the Change in Control and, upon the consummation of the Change in Control, payment of an amount to each affected non-employee director that is at least equal to any excess of the value of the consideration paid to our shareholders in connection with the Change in Control over the exercise or purchase price for the awards.

Except as otherwise specified in an award agreement, any of the Change in Control provisions discussed above that change the timing of payment of an award will not be applicable to an award subject to Section 409A of the Code.

Plan Amendment and Termination. Our Board may amend or terminate the Amended Plan at any time without shareholder approval unless any applicable law, regulation or NYSE rule requires shareholder approval or if the amendment would:

•	decrease the grant or exercise price of a stock option or similar stock-based award to less than fair market value on the date of grant or

•	increase the total number of shares of common stock that may be awarded under the plan.

The Human Resources and Compensation Committee may not, without shareholder approval, amend the terms of any outstanding stock options or similar stock-based awards to reduce the exercise price of the awards or cancel, exchange, buyout or surrender outstanding stock options or similar stock-based awards in exchange for cash, other awards, stock options or similar stock-based awards with an exercise price that is less than the exercise price of the original stock options or similar stock-based awards, unless required by foreign laws, regulations or accounting principles. No amendment or termination of the Amended Plan may materially and adversely affect any outstanding award without the award recipient’s consent, unless necessary to comply with applicable law or avoid adverse tax consequences to some or all award recipients. The Human Resources and Compensation Committee may also amend the Amended Plan at any time to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any requirements of Section 409A.

U.S. Federal Income Tax Consequences

Stock Awards. Generally, awards of common stock and restricted stock are taxable to the non-employee director in the year the amount first vested and are no longer subject to a substantial risk of forfeiture. We may deduct a corresponding amount as a business expense in the year the non-employee director recognizes this income.

Stock Options. Any stock options granted under the Amended Plan will not be taxable to a non-employee director at grant but will result in taxation at exercise, at which time the non-employee director will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. We may deduct a corresponding amount as a business expense in the year the non-employee director recognizes this income.

Deferred Stock. Any deferrals made under the Amended Plan, including awards of deferred stock granted under the Amended Plan, that are considered deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating non-employee directors. These requirements include limitations on election timing, acceleration of payments and distributions. We intend to structure any deferrals and awards under the Amended Plan to meet applicable tax laws and regulations. Deferred stock will generally not be taxable to a non-employee director until such time as the shares are issued to the non-employee director.

Section 409A. We intend to interpret the Amended Plan and all awards made under the plan to be exempt from or comply with Section 409A of the Code.

Other Tax Consequences. The foregoing discussion does not address the possible tax consequences under local, state and foreign jurisdictions, which may differ from those described above.

Other Information

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at the Annual Meeting is required to approve the Amended Plan (subject to the NYSE listing standards). Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum at the Annual Meeting. For this proposal, abstentions count as votes cast, and as a result will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on this proposal, although they may impair our ability to satisfy NYSE requirements. For more information about the applicable NYSE requirements for this proposal, see Question 9 under “Frequently Asked Questions.”

If shareholders approve the Amended Plan at the Annual Meeting, it will become effective on May 24, 2011. No awards will be made under the Amended Plan after the awards made immediately following the 2021 annual meeting of shareholders. Any awards granted before that date may extend beyond it.

The Amended Plan provides that, except as otherwise required by law, an award may not be transferred or assigned except in the event of the non-employee director’s death. In no event may any award be transferred in exchange for consideration.

The Amended Plan constitutes an “unfunded” plan for incentive and deferred compensation. The Human Resources and Compensation Committee may authorize the creation of trusts and other arrangements to ensure delivery of common stock or payment of our obligations.

The number of shares to be issued upon exercise or vesting of awards issued under, and the number of shares remaining available for future issuance under, our existing equity compensation plans, including the Current Plan, at December 31, 2010 were:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	62,178,855	$27.71	74,224,112

(1)	Includes vesting of deferred and long-term incentive plan stock.

On March 16, 2011, the closing price of our common stock, as reported by the NYSE, was $30.85 per share.

The Board recommends a vote FOR the approval of the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors, amended and restated as of May 24, 2011.

ITEM 5. RATIFICATION OF THE

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2011. PricewaterhouseCoopers LLP have been our independent auditors since 2001. The Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor at any time during 2011 if, in its discretion, it determines that such a change would be in Kraft Foods’ and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Foods’ independent auditors for 2011.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, May 24, 2011, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Why am I receiving these proxy materials?

We are providing you with this Proxy Statement, our Form 10-K, our Chairman and Chief Executive Officer’s letter to shareholders and the proxy card (collectively referred to as “proxy materials”) in connection with our Board’s solicitation of proxies to be voted at the Annual Meeting. These materials describe the voting procedures and the matters to be voted on at the Annual Meeting.

3.	How is Kraft Foods distributing proxy materials?

Under SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of proxy materials to each shareholder. On or about March 31, 2011, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis.

We will send copies of proxy materials, including our Form 10-K, free of charge to any shareholder who requests copies in writing to: Wells Fargo Shareowner Services, For Kraft Foods Inc., P.O. Box 64874, St. Paul, Minnesota 55164-0874.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-866-697-9377 in the United States and Canada or 1-651-450-4064 from outside the United States and Canada;

•	Via the Internet: Access the Internet and go to www.ematerials.com/kft and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at ep@ematerials.com with “KFT Materials Request” in the subject line. Your e-mail must include the following information:

•	the 3-digit company number and the 11-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	if you choose e-mail delivery, an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.

These materials, including our Form 10-K, are also available at http://materials.proxyvote.com/50075N.

4.	Who is entitled to vote at the Annual Meeting?

The Board established March 16, 2011 as the record date (the “Record Date”) for the Annual Meeting. Only shareholders of record owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,753,880,275 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What matters will be voted on at the Annual Meeting?

The following matters are scheduled for shareholder vote at the Annual Meeting:

•	Item 1: To elect the 11 directors nominated by our Board and named in this Proxy Statement to serve for a one-year term;

•	Item 2: To hold an advisory vote on executive compensation;

•	Item 3: To hold an advisory vote on the frequency of an executive compensation vote;

•	Item 4: To approve the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors;

•	Item 5: To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011; and

•	To transact other business properly presented at the meeting.

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

6.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Annual Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	in person at the Annual Meeting.

Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Annual Meeting.

7.	What are the voting choices on each item, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 11 Directors	For all nominees Against all nominees For specific nominees Against specific nominees Abstain	For all 11 nominees

Item 2 – Advisory Vote on Executive Compensation	For Against Abstain	For

Item 3 – Advisory Vote on the Frequency of an Executive Compensation Vote	One year Two years Three years Abstain	One year

Item 4 – Approval of the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors	For Against Abstain	For

Item 5 – Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011	For Against Abstain	For

If you ABSTAIN from voting on Items 1, 2, 3 or 5, the abstention will not be considered as a vote cast and will have no effect on the matter. However, if you ABSTAIN from voting on Item 4 (Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors), the abstention will have the same effect as a vote AGAINST. See Question 9 below.

8.	What vote is needed to elect directors?

Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.

Under our By-Laws and Guidelines and in accordance with Virginia law, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Nominating and Governance Committee for its consideration following certification of the election results. The Nominating and Governance Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation. Any director who tenders his or her resignation pursuant to this provision of our Guidelines will not participate in the Nominating and Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

In contested elections, the voting standard is a plurality of votes cast.

9.	What vote will approve the other items?

Item	Voting Standards	Broker Discretionary Voting Allowed
Item 2 – Advisory Vote on Executive Compensation	Majority of Votes Cast	No

Item 3 – Advisory Vote on the Frequency of an Executive Compensation Vote	Majority of Votes Cast (or Plurality of Votes Cast if No Option Receives a Majority)	No

Item 4 – Approval of the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors	Majority of Votes Cast, Subject to the NYSE Rules as Described Below	No

Item 5 – Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011	Majority of Votes Cast	Yes

If you ABSTAIN from voting on Items 2, 3 or 5, the abstention is not considered as a vote cast and will have no effect on the matter. Broker non-votes also are not considered as votes cast and will have no effect on the matter. See Question 11 below.

Under the NYSE rules, the approval of the Amended Plan (Item 4) requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the total outstanding shares of our common stock (the “Outstanding Votes”). Votes FOR, votes AGAINST and abstentions count as votes cast, while broker non-votes do not count as votes cast but count as Outstanding Votes. Therefore, the sum of votes FOR, votes AGAINST and abstentions (the “NYSE Votes Cast”) must be greater than 50% of the total Outstanding Votes. Further, the number of votes FOR the proposal must be greater than 50% of the NYSE Votes Cast. Therefore, abstentions will have the same effect as votes AGAINST the proposal. As indicated above, brokers do not have discretionary authority to vote shares on the Amended Plan without direction from the beneficial owner. As a result, broker non-votes could impair our ability to satisfy the requirement that the NYSE Votes Cast represent more than 50% of the Outstanding Votes.

10.	What other matters may arise at the Annual Meeting?

Other than Items 1, 2, 3, 4 and 5 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2010 Proxy Statement. They are similar to those described under “2012 Annual Meeting of Shareholders” in this Proxy Statement. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

11.	What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder of those shares.

If your shares are held by a broker, bank or other nominee, you hold those shares in street name. Your broker, bank or other nominee will ask you how you want your shares to be voted. If you provide the broker, bank or other nominee with voting instructions, your shares will be voted as you direct.

Under the NYSE rules, if you do not provide voting instructions, brokers, banks or other nominees have discretion to vote your shares on routine matters such as Item 5, but do not have discretion to vote your shares on non-routine matters such as Items 1, 2, 3 and 4. Therefore, if you do not provide voting instructions, one of two things can happen, depending on the type of proposal:

•

on the election of directors (Item 1), the advisory votes on executive compensation (Items 2 and 3) and the approval of the Amended Plan (Item 4), your broker, bank or other nominee may not vote your shares in its discretion, and as a result, your shares will not be voted on these proposals; and

•	on the ratification of the selection of the independent auditors (Item 5), your broker, bank or other nominee may vote your shares in its discretion.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 23, 2011;

•

by telephone, if you are located within the United States and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 23, 2011;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Tuesday, May 24, 2011; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 26 below.

If you hold your shares in street name, you may vote:

•

via the Internet at www.proxyvote.com (12-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 26 below.

13.	I am a current/former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plans(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. For voting purposes, your proxy card includes all shares allocated to your Kraft Foods Stock Fund account(s), shares you may hold at our transfer agent as a registered shareholder and any shares of restricted stock you may hold. When you submit your proxy, you are directing the plan(s) trustee(s) how to vote the shares allocated to your Kraft Foods Stock Fund account(s) in addition to directing the voting of all other shares included on your proxy card.

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Foods Stock Fund account(s), you must vote the shares by 11:59 p.m. CDT on Thursday, May 19, 2011. If your voting instructions are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered shareholders described in Question 12 above to cast your vote. Although you may attend the Annual Meeting, you may not vote shares held in your Kraft Foods Stock Fund account(s) at the meeting.

14.	I am a current/former Kraft Foods employee and hold shares of restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes. If you hold shares of restricted stock, you should follow the instructions for registered shareholders described in Question 12 above to vote your shares. If you do not vote your shares, they will not be voted, so please vote your shares. For voting purposes, your proxy card includes your shares of restricted stock, any shares that may have been allocated to a Kraft Foods Stock Fund account(s) and any shares you may hold at our transfer agent as a registered shareholder.

15.	How do I vote if I participate in Kraft Foods’ Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 12 above to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote your shares.

16.	I hold CREST depository interests (“CDIs”) that represent entitlements to shares of Kraft Foods common stock as a result of Kraft Foods’ acquisition of Cadbury. Can I vote the shares of Kraft Foods common stock underlying my CDIs? If so, how do I vote?

Yes, you can vote these shares. We have entered into an agreement with Computershare Investor Services PLC (“Computershare”), as voting agent for Kraft Foods, and Euroclear UK & Ireland Limited (“Euroclear”), as depository for the CDIs, that will enable you to vote your underlying shares of Kraft Foods common stock at the Annual Meeting. Euroclear has agreed to pass its voting rights with respect to the shares of our common stock underlying CDIs to CDI holders. Computershare will send all CREST participants (including nominee companies and sponsored individuals) that hold CDIs a notice and proxy voting card that allow these participants to attend and vote at the Annual Meeting. If you are a CREST participant, you should return the proxy voting card to Computershare, which will then arrange to vote your underlying shares of Kraft Foods common stock according to your instructions.

If Computershare holds your CDIs on your behalf within Kraft Foods Corporate Sponsored Nominee Service, then Computershare is the international nominee for your CDIs. As discussed above, Computershare will send you a notice with details about the Annual Meeting and a proxy voting card. You may direct Computershare how to vote your underlying shares via the Internet on Computershare’s Web site or by returning your proxy voting card to Computershare according to the instructions in Computershare’s notice and proxy voting card by 11:59 p.m., London time, on Wednesday, May 18, 2011, which is earlier than the voting deadlines listed above in Question 12. Computershare, as your proxy, will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your CDIs. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card (which may differ from the voting instructions described in other parts of this Proxy Statement and in Computershare’s notice and proxy voting card) to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card, which is earlier than the voting deadlines listed above in Question 12. We cannot confirm the information that may be included in your nominee’s notice and proxy voting card, including your nominee’s voting instructions and deadline, whether your nominee will provide you with copies of the proxy materials or instructions on how to attend and vote in person at the Annual Meeting. You may access and receive copies of the proxy materials, including our Form 10-K, by following the instructions in Question 3 above.

If you hold CDIs and have questions about voting your shares of Kraft Foods common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

17.	May I change or revoke my vote?

Yes. If you are a registered shareholder and would like to change your vote after submitting your proxy but prior to the Annual Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet or (c) voting in person at the Annual Meeting. Alternatively, if you would like to revoke your proxy, you may submit a written revocation of your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote. Please refer to Question 12 above for additional details about voting your shares held in street name.

18.	How are my shares voted by the proxies?

The persons named as proxies on the proxy card must vote your shares as you instruct them on your proxy card. If you do not give a specific instruction on any proposal scheduled for vote at the Annual Meeting but you have authorized the proxies generally to vote, they will vote in accordance with the Board’s recommendation on that proposal. Your authorization would exist, for example, if you merely sign, date and return your proxy card.

19.	Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder or if you hold shares of restricted stock, your shares will not be voted on any matter unless you vote as instructed in Question 12 above or attend the Annual Meeting and vote your shares in person, so please vote your shares.

If you hold your shares in street name, under the NYSE rules, your broker, bank or other nominee may vote on your behalf only on routine matters if you do not provide it with voting instructions. For the Annual Meeting, the ratification of the selection of independent auditors (Item 5) is considered a routine matter. However, the election of directors (Item 1), the advisory votes on executive compensation (Items 2 and 3) and the approval of the Amended Plan (Item 4) are considered non-routine matters. As a result, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on Items 1, 2, 3 and 4, so please vote your shares.

In addition, if you are a current or former employee and had investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan on the Record Date, you can direct the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on Thursday, May 19, 2011, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received. Please refer to Question 13 above for additional details about voting shares held in the Kraft Foods Stock Fund(s).

20.	Is it safe to vote via the Internet or telephone?

Yes. The Internet and telephone voting procedures were designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

21.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Annual Meeting for a total fee of $17,500 plus reasonable expenses.

22.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of our common stock in an account at the same broker, bank or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered. A shareholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting Broadridge Financial Solutions, Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding, please contact your broker, bank or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a registered shareholder, we sent you and each registered shareholder at your address separate Notices or sets of proxy materials.

23.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us or (d) as necessary to allow the independent inspector of election to certify the results.

24.	Who counts the votes?

Wells Fargo Bank, N.A. will receive and tabulate the proxies. IVS Associates, Inc. will act as the independent inspector of election and will certify the results.

25.	How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 31, 2011. The Form 8-K will be available at www.kraftfoodscompany.com/investor/sec-filings-annual-report and on the SEC’s Web site at www.sec.gov.

26.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on Sunday, May 22, 2011. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting instruction form); please also provide contact information where we can reach you if we have a question with your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(888) 663-8893 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

For your comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow electronic devices into the Annual Meeting. These include, but are not limited to, cellular and digital phones, cameras, audio and video recorders, laptops and pagers. We welcome assistance animals for the disabled, but do not allow pets.

27.	May I ask questions at the Annual Meeting?

Yes. Shareholders may ask questions and make remarks related to the matters being voted on as those matters are presented. The Chairman will entertain shareholders’ questions and comments of a more general nature following the voting.

2012 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2012 Annual Meeting of Shareholders will be held on or about May 23, 2012.

Shareholder Nominations and Proposals for the 2012 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the annual meeting. Accordingly, to be considered at the 2012 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 26, 2011 and on or before January 25, 2012.

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s annual meeting. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2012 proxy statement, we must receive a shareholder’s submission of a proposal on or before December 2, 2011.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address. Our By-Laws are also available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

March 31, 2011	Carol J. Ward Vice President and Corporate Secretary

Exhibit A

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

($ in millions, unaudited)

Operating Income

For the Twelve Months Ended December 31, 2010

	As Reported (GAAP)	(G)/L on Divestitures	Impact of Divestitures	Acquisition- Related Costs(1)	Integration Program Costs(2)	Impact of Currency(3)	As Adjusted (Non- GAAP)
Segment Operating Income:
North America	$4,021	$6	$3	$7	$54	$(37)	$4,054
Europe	1,115	—	—	23	256	40	1,434
Developing Markets	1,577	—	(4)	25	181	(68)	1,711

Unrealized G/(L) on Hedging Activities	67	—	—	—	—	—	67
HQ Pension	(179)	—	—	—	—	—	(179)
General Corporate Expenses	(724)	—	—	218	155	5	(346)
Amortization of Intangibles	(211)	—	—	—	—	—	(211)

Kraft Foods	$5,666	$6	$(1)	$273	$646	$(60)	$6,530

(1)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.

(2)	Integration program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses and are separate from those costs associated with the acquisition.

(3)	The impact of currency is calculated based on 2010 planned rates.

Cash Flows

For the Twelve Months Ended December 31, 2010

	North America	Europe	Developing Markets	Kraft Foods
Net Cash Provided by Operating Activities (GAAP)	$3,191	$1,454	$1,417	$3,748
Capital Expenditures	(720)	(328)	(607)	(1,661)

Free Cash Flow (Non-GAAP)	$2,471	$1,126	$810	$2,087
Taxes Paid on Frozen Pizza Business Divestiture	—	—	—	1,200
Impact of Integration Program (geographic units only)	70	138	211	—

Adjusted Free Cash Flow (Non-GAAP)	$2,541	$1,264	$1,021	$3,287

A-1

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

($ in millions, unaudited)

Net Revenues

For the Twelve Months Ended December 31,

											% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Base Kraft Foods Organic (Non- GAAP)	Impact of Acquisitions – Cadbury(1)	Divestitures – Cadbury’s Poland and Romania Operations(1)	Impact of Currency(1)	Cadbury Organic (Non- GAAP)(1)	Combined Organic (Non- GAAP)	As Reported (GAAP)	Base Kraft Foods Organic (Non- GAAP)	Cadbury Organic (Non- GAAP)(1)	Combined Organic (Non- GAAP)
2010
North America	$23,966	$(44)	$(1,498)	$(251)	$22,196	$1,498	$—	$(35)	$1,463	$23,659	8.8%	1.1%	0.8%	1.1%
Europe	11,628	(15)	(2,892)	267	9,003	2,892	—	91	2,983	11,986	32.6%	2.9%	0.7%	2.3%
Developing Markets	7,956	(14)	(4,753)	15	8,876	4,753	(105)	(302)	4,346	13,222	71.4%	11.8%	5.1%	9.5%

Kraft Foods	$40,386	$(73)	$(9,143)	$31	$40,075	$9,143	$(105)	$(246)	$8,792	$48,867	27.0%	3.7%	2.9%	3.5%

2009
North America	$22,030	$(80)	$—	$—	$21,950	$1,452	$—	$—	$1,452	$23,402
Europe	8,768	(15)	—	—	8,753	2,961	—	—	2,961	11,714
Developing Markets	7,956	(14)	—	—	7,942	4,341	(207)	—	4,134	12,076

Kraft Foods	$38,754	$(109)	$—	$—	$38,645	$8,754	$(207)	$—	$8,547	$47,192

(1)	Kraft Foods acquired Cadbury plc on February 2, 2010. Cadbury data, shown above, is for February through December 2010 and 2009, adjusted from International Financial Reporting Standards to U.S. GAAP and translated to US$ from local countries’ currencies. Cadbury 2009 data is presented on a combined company, pro forma basis.

A-2

Exhibit B

KRAFT FOODS INC.

AMENDED AND RESTATED 2006 STOCK COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Section 1. Purpose; Definitions.

The purposes of the Plan are (i) to assist the Company in promoting a greater identity of interest between the Company’s Non-Employee Directors and the Company’s stockholders; and (ii) to assist the Company in attracting and retaining Non-Employee Directors by affording them an opportunity to share in the future successes of the Company.

For purposes of the Plan, the following terms are defined as set forth below:

(a) “Award” means the grant under the Plan (or, to the extent relevant, under any Prior Director Plan) of Common Stock, Restricted Stock, Deferred Stock, Stock Options, or Other Stock-Based Awards.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Human Resources and Compensation Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(d) “Common Stock” or “Stock” means Class A Common Stock of the Company.

(e) “Company” means Kraft Foods Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

(f) “Deferred Stock” means an unfunded obligation of the Company, represented by an entry on the books and records of the Company, to issue one share of Common Stock on the date of distribution.

(g) “Deferred Stock Account” means the unfunded deferred compensation account established by the Company with respect to each participant who elects to participate in the Deferred Stock Program in accordance with Section 7 of the Plan.

(h) “Deferred Stock Program” means the provisions of Section 7 of the Plan that permit participants to defer all or part of any Award of Stock pursuant to Section 5(a) of the Plan.

(i) “Fair Market Value” means, as of any given date, the average between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate (i) the closing sales price of the Common Stock on the New York Stock Exchange on a given date as Fair Market Value as of such date for any purpose under the Plan and/or (ii) the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan. In the case of Stock Options or similar Other Stock-Based Awards, for purposes of Section 5(a), Fair Market Value means, as of any given date, the Black-Scholes or similar value determined based on the assumptions used for purposes of the Company’s most recent financial reporting.

(j) “Non-Employee Director” means each member of the Board who is not a full-time employee of the Company or of any corporation or other entity in which the Company owns, directly or indirectly, stock or similar interests possessing at least 50% of the total combined voting power of all classes of stock or similar interests entitled to vote in the election of directors in such corporation or other entity.

(k) “Other Stock-Based Award” means an Award, other than Restricted Stock, a Stock Option or Deferred Stock, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

(l) “Restricted Stock” means an Award of Common Stock that is subject to forfeiture in the event that the Non-Employee Director ceases to serve as a Director of the Company prior to the end of the stated restriction period unless he ceases to serve in such capacity as a result of his death or disability.

(m) “Plan” means this 2006 Stock Compensation Plan for Non-Employee Directors, as amended from time to time.

(n) “Plan Year” means the period commencing at the opening of business on the day on which the Company’s annual meeting of stockholders is held and ending on the day immediately preceding the day on which the Company’s next annual meeting of stockholders is held.

(o) “Prior Director Plan” shall mean the Company’s 2001 Stock Compensation Plan for Non-Employee Directors, and any subplans thereof.

(p) “Stock Option” means a right granted to a Non-Employee Director to purchase a share of Stock at a price equal to the Fair Market Value on the date of grant. Any Stock Options granted pursuant to the Plan shall be nonqualified stock options.

Section 2. Administration.

The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan and appoint such delegates as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which Non-Employee Directors reside or are citizens of and to meet the objectives of the Plan.

Any determination made by the Committee in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Section 3. Eligibility.

Only Non-Employee Directors shall be granted Awards under the Plan.

Section 4. Common Stock Subject to the Plan.

(a) Common Stock Available.

The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 1,000,000. If any Stock Option or Other Stock-Based Award is forfeited or expires without the delivery of Common Stock to a participant, the shares subject to such Award shall again be available for distribution in connection with Awards under the Plan. If stock appreciation rights or Other Stock-Based Awards are exercised, the full number of shares of Common Stock with respect to which the Award is measured will nonetheless be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan. Similarly, shares of Common Stock that are used by a participant as full or partial payment of withholding or other taxes or as payment for the exercise price of an Award shall not be made available for future distribution in connection with Awards under the Plan.

(b) Adjustments for Certain Corporate Transactions.

In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan by the Board, the Committee shall make such adjustments or substitutions with respect to the Plan and any Prior Director Plan and to Awards granted thereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award amounts set forth in Section 5(a), and (C) to the number and kind of securities subject to outstanding Awards and, if applicable, to the grant or exercise price of outstanding Awards. In connection with any such event, the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards, provided that any such payment shall comply with the requirements of Internal Revenue Code section 409A.

(c) Change in Control Provisions.

(i) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below in 4(c)(ii)):

(A) If and to the extent that outstanding Awards under the Plan (1) are assumed by the successor corporation (or affiliate thereto) or (2) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that are the same or more favorable to the Non-Employee Directors than the vesting schedule applicable to the Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 4(c)(i)(D) below.

(B) If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 4(c)(i)(A) above, then upon the Change in Control the following treatment (referred to as “Change in Control Treatment”) shall apply to such Awards: all outstanding Awards shall immediately vest in full and, with respect to Stock Options or similar Other Stock-Based Awards, become immediately exercisable in full.

(C) If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 4(c)(i)(A) above, then in connection with the application of the Change in Control Treatment set forth in Section 4(c)(i)(B) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Non-Employee Director upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the securities of the Company relating to such Awards over the exercise or purchase price (if any) for such Awards.

(D) If and to the extent that (1) outstanding Awards are assumed or replaced in accordance with Section 4(c)(i)(A) above and (2) a Non-Employee Director’s service as a member of the Board ceases for any reason within the one-year period commencing on the Change in Control, then, as of the date of such Non-Employee Director’s cessation, the Change in Control Treatment set forth in Section 4(c)(i)(B) above shall apply to all assumed or replaced Awards of such Non-Employee Director then outstanding.

(E) Outstanding Stock Options and similar Other Stock-Based Awards that are assumed or replaced in accordance with Section 4(c)(i)(A) may be exercised by the Non-Employee Director in accordance with the applicable terms and conditions of such Award as set forth in the applicable award agreement or elsewhere; provided, however, that Stock Options and similar Other Stock-Based Awards that become exercisable in accordance with Section 4(c)(i)(D) may be exercised until the expiration of the original full term of such Stock Option or similar Other Stock-Based Award notwithstanding the other original terms and conditions of such Award.

(F) Except as otherwise specified in an Award agreement, any of the foregoing Change in Control provisions that change the timing of payment of an Award shall not be applicable to an Award subject to Section 409A of the Code. For the avoidance of doubt, the foregoing is applicable to Awards issued before and existing on the date this amendment to the Plan is being made as well as to Awards issued after such date.

(ii) Definition of Change in Control. “Change in Control” means the occurrence of any of the following events:

(A) Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(1) any acquisition by the Company or any of its affiliates;

(2) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or any of its affiliates; or

(3) any acquisition pursuant to a merger or consolidation described in clause (C);

(B) During any consecutive 24-month period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period);

(C) The consummation of a merger or consolidation of the Company with another company, and the Company is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities; or

(D) The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Company’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company.

Section 5. Awards.

(a) Annual Awards.

On the first day of the Plan Year beginning in 2011, each Non-Employee Director serving as such immediately after the annual meeting held on that day shall receive an Award having an aggregate Fair Market Value on the date of grant, as determined by the Committee, of up to $500,000 (with any fractional share being rounded up to the next whole share). Such Award shall be made in the form of Common Stock, Restricted Stock, Deferred Stock, Stock Options, Other Stock-Based Awards, or a combination of the foregoing as the Committee determines in its discretion.

(b) Terms of Awards.

(i) Awards of Common Stock, Restricted Stock or Deferred Stock pursuant to Section 5(a) are eligible for participation in the Deferred Stock Program described in Section 7.

(ii) The per share exercise or purchase price for each Stock Option or similar Other Stock-Based Award shall in no event be less than the Fair Market Value of one share of Common Stock on the date of grant. The term of each Stock Option or similar Other Stock-Based Award shall be no more than ten years. Each Stock Option or similar Other Stock-Based Award shall vest in not less than six months (or such longer period set forth in the Award agreement) and shall be forfeited if the participant does not continue to be a Non-Employee Director for the duration of the vesting period unless he ceases to serve in such capacity as a result of his death, disability or retirement, in each case as specified in the applicable Award agreement. Except as otherwise specified in an Award agreement, Stock Options or similar Other Stock-Based Awards may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including, to the extent the Committee determines such a procedure to be acceptable, a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Non-Employee Director valued at Fair Market Value.

Section 6. Award Agreements.

Each Award of Restricted Stock, Deferred Stock, a Stock Option or Other Stock-Based Award under the Plan may be evidenced by a written agreement or other instrument (which need not be signed by the Award recipient unless otherwise specified by the Committee) as may be approved from time to time by the Committee implementing the grant of such Award.

Section 7. Payments and Payment Deferrals.

(a) The Deferred Stock Program shall be administered in accordance with the terms of this Section 7, provided that the Committee may modify the terms of the Deferred Stock Program or may require deferral of the payment of Awards under such rules and procedures as it may establish. Any deferral election shall be made at a time and for such period as shall satisfy the requirements of Internal Revenue Code section 409A(a)(4).

(b) Each participant may elect to participate in a Deferred Stock Program with respect to Awards of Common Stock, Restricted Stock or Deferred Stock granted under Section 5(a). Any election to have the Company establish a Deferred Stock Account shall be made in terms of integral multiples of 25% of the number of shares of Common Stock, Restricted Stock or Deferred Stock that the participant otherwise would have been granted on each date of grant, shall be made no later than the last day of the calendar year immediately preceding the calendar year in which the services entitling the participant to the Award are performed (or in the case of a participant who is first becoming eligible for this Plan and any other plan required to be aggregated with this Plan under Internal Revenue Code section 409A and the regulations and other guidance thereunder, no later than 30 days after the participant first becomes eligible and before the date on which the services entitling the participant to the Award are performed), and shall specify the time and form of distribution of the participant’s Deferred Stock Account in a manner complying with Internal Revenue Code sections 409A(a)(2) and (3). Any such election (including an existing election to participate in the Deferred Stock Program under the Prior Director Plan) shall remain in effect for purposes of the Plan until the participant executes (i) a new election applicable to any grants denominated in Common Stock to be made in years after the year in which the new election is made or (ii) an election not to participate in the Deferred Stock Program for any grants of Common Stock, Restricted Stock or Deferred Stock in future years. New elections made pursuant to clause (i) of the preceding sentence may be made only to the extent permitted under rules and procedures established by the Committee taking into account administrative feasibility and other constraints.

(c) The Deferred Stock Account of a participant who elects to participate in the Deferred Stock Program shall be credited with shares of Deferred Stock equal to the number of shares of Common Stock or Restricted Stock that the participant elected to receive as Deferred Stock, or in the case of Deferred Stock, equal to the number of shares subject to the Deferred Stock. The Deferred Stock Account shall thereafter be credited with amounts equal to the cash dividends that would have been paid had the participant held a number of shares of Common Stock equal to the number of shares of Deferred Stock in the participant’s Deferred Stock Account, and any such amounts shall be treated as invested in additional shares of Deferred Stock. Effective at the conclusion of the 2006 Annual Meeting of Shareholders, any amounts held in a participant’s Deferred Stock Account pursuant to deferrals under the Prior Director Plan shall be treated as invested in the number of shares of Deferred Stock determined by dividing the value of the participant’s Deferred Stock Account on such date by the Fair Market Value of one share of Common Stock on such date. Deferred Stock relating to a Restricted Stock Award shall be subject to the same vesting provisions applicable to the Restricted Stock.

(d) Any election by a participant for his or her Deferred Stock Account to be paid upon his or her separation from service as a member of the Board shall be applied in accordance with Internal Revenue Code section 409A. No separation from service shall be deemed to occur until the participant ceases to serve on any and all of the Board and the board of directors of any other company with respect to which his service as a director began while such other company was a subsidiary of the Company.

(e) Notwithstanding the foregoing, if a participant has elected that distribution be made pursuant to this Section 7 upon the participant’s separation from service, and the participant is a “specified employee” within the meaning of Internal Revenue Code section 409A and the regulations and other guidance thereunder, distribution in the form of a single sum will be made on the last day of the sixth month following the date of the participant’s separation from service.

(f) The Deferred Stock Program shall be administered under such rules and procedures as the Committee may from time to time establish, including rules with respect to elections to defer, beneficiary designations and distributions under the Deferred Stock Program. Notwithstanding anything in this Plan to the contrary, all elections to defer, distributions, and other aspects of the Deferred Stock Program shall be made in accordance with and shall comply with Internal Revenue Code section 409A and any regulations and other guidance thereunder. All election forms are incorporated in and constitute part of the Plan.

Section 8. Plan Amendment and Termination.

The Board may amend or terminate the Plan at any time without stockholder approval, including, but not limited to, any amendments necessary to comply with Internal Revenue Code section 409A and any regulations and other guidance thereunder; provided, however, that no amendment shall be made without stockholder approval if such approval is required under applicable law, regulation, or stock exchange rule or if such amendment would: (i) decrease the grant or exercise price of any Stock Option or a similar Other Stock-Based Award to less than the Fair Market Value on the date of grant (except as contemplated by Section 4); or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. Except as may be necessary to comply with a change in the laws, regulations or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country, the Committee may not, without stockholder approval, amend the terms of any outstanding Stock Options or similar Other Stock-Based Awards to reduce the exercise price of such Awards or cancel, exchange, buyout or surrender outstanding Stock Options or similar Other Stock-Based Awards in exchange for cash, other awards or Stock Options or Other Stock-Based Awards with an exercise price that is less than the exercise price of the original Stock Options or similar Other Stock-Based Awards. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Award recipients, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

Section 9. Dividends and Dividend Equivalents.

The Committee may provide that any Awards under the Plan, other than Stock Options or stock appreciation rights, earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently, except in the case of Other Stock-Based Awards in which any applicable performance goals have not been achieved, or may be credited to a participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

Section 10. Transferability.

Unless otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any Award be transferred in exchange for consideration.

Section 11. Unfunded Status Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 12. General Provisions.

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (or any successor agency), any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for Non-Employee Directors.

(c) Nothing in the Plan or in any Award agreement shall confer upon any grantee the right to continued service as a member of the Board.

(d) No later than the date as of which an amount first becomes includable in the gross income of the participant for income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e) The terms of this Plan shall be binding upon and shall inure to the benefit of any successor to Kraft Foods Inc. and any permitted successors or assigns of a grantee.

(f) Except to the extent pre-empted by Federal law, the Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(g) The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Internal Revenue Code Section 409A or, to the extent subject to Internal Revenue Code Section 409A, comply with Internal Revenue Code Section 409A and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Internal Revenue Code Section 409A in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Internal Revenue Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Internal Revenue Code Section 409A, including the tax treatment of any amount paid or award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any participant or his estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Internal Revenue Code Section 409A.

(h) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(i) The Plan was originally approved by stockholders and became effective at the conclusion of the 2006 Annual Meeting of Shareholders. This amendment and restatement of the Plan will become effective upon approval by stockholders at the 2011 Annual Meeting of Shareholders. Except as otherwise provided by the Board, no Awards shall be made after the Awards made immediately following the 2021 Annual Meeting of Shareholders, provided that any Awards granted prior to that date may extend beyond it.

MAPS AND DIRECTIONS

2011 Annual Meeting of Shareholders

May 24, 2011 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. where you will see the building. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. At the next light, Foster St., you will turn left. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors recommends that you vote FOR Items 1 and 2:

Item 1:	Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Ajaypal S. Banga	☐	☐	☐	g.	Mackey J. McDonald	☐	☐	☐

b.	Myra M. Hart	☐	☐	☐	h.	John C. Pope	☐	☐	☐

òPlease fold here – Do not separate ò

c.	Peter B. Henry	☐	☐	☐	i.	Fredric G. Reynolds	☐	☐	☐

d.	Lois D. Juliber	☐	☐	☐	j.	Irene B. Rosenfeld	☐	☐	☐

e.	Mark D. Ketchum	☐	☐	☐	k.	J.F. van Boxmeer	☐	☐	☐

f.	Richard A. Lerner, M.D.	☐	☐	☐

Item 2. Advisory vote on executive compensation.				☐ For	☐	Against	☐	Abstain

The Board of Directors recommends that you vote for 1 YEAR:

Item 3. Advisory vote on the frequency of an executive compensation vote.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

The Board of Directors recommends that you vote FOR Items 4 and 5:

Item 4. Approval of the Kraft Foods Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors.				☐ For	☐	Against	☐	Abstain

Item 5. Ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011.				☐ For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 4 AND 5 AND 1 YEAR FOR ITEM 3 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

☐     I will attend the Annual Meeting.

☐     I will bring a guest to the Annual Meeting (one guest allowed).

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If joint tenancy owners, each should sign personally. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card.

KRAFT FOODS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2011

9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, IL 60077

Kraft Foods Inc. Three Lakes Drive Northfield, IL 60093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2011.

The shares of stock you hold in your account or in your dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2, 4 and 5 and 1 YEAR for Item 3.

By signing the proxy card, you revoke all prior proxies and appoint Carol J. Ward and Phuong Lam and each or either of them with full power of substitution, to vote your shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

In addition, if you are a current or former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/ Employee Savings Plan on March 16, 2011, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on Thursday, May 19, 2011, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Foods Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/kft	1-800-560-1965

Use the Internet to vote your proxy until 11:59 p.m. (CDT) on Monday, May 23, 2011.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on Monday, May 23, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.